Exhibit 2.1

Agreement and Plan of Merger

By and Among

LiveXLive Media, Inc.,

LXL Music Acquisition Corp.,

Slacker, Inc.,

and

Columbia Capital Equity Partners V (QP), L.P.

as the Stockholders’ Agent

Dated as of August 25, 2017

i

(continued)

(continued)

(continued)

SCHEDULE AND EXHIBIT INDEX

Schedules
Schedule A	Signatories to Support and Joinder Agreement

Schedule B	Company Key Employees

Schedule C	Buyer Key Employees

Schedule D	Content Agreement Parties

Exhibits

Exhibit A	Form of Support and Joinder Agreement

Exhibit B	Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 25, 2017 (the “Agreement Date”), by and among LiveXLive Media, Inc., a Delaware corporation (“Buyer”), LXL Music Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), Slacker, Inc., a Delaware corporation (the “Company”), and Columbia Capital Equity Partners V (QP), L.P., in its capacity as the stockholders’ agent in connection with the transactions contemplated by this Agreement (the “Stockholders’ Agent”).

RECITALS

WHEREAS, the board of directors of the Company has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement would be in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) recommended the adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective boards of directors of Buyer and Merger Sub have each (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement would be in the best interests of Buyer, Buyer’s stockholders and Merger Sub, and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as an inducement for Buyer and Merger Sub to enter into this Agreement and cause the Transactions to be consummated, (i) the Company has delivered to Buyer and Merger Sub the Written Consent (as defined herein) executed by stockholders of the Company adopting and approving the Merger and this Agreement, which such resolutions are to be effective immediately following the execution of this Agreement by Company, Buyer, Merger Sub and the Stockholders’ Agent, and (ii) concurrently with the execution and delivery of this Agreement, certain Company Stockholders identified on Schedule A hereto are executing and delivering support and joinder agreements in the form substantially attached hereto as Exhibit A (the “Support Agreements”);

WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations and warranties and to enter into certain agreements in connection with the Merger; and

WHEREAS, immediately prior to the consummation of the transactions contemplated by this Agreement, (i) Buyer will have closed the Buyer Public Offering, a portion of the net proceeds of which shall be used for the payment of the Cash Merger Consideration, and (ii) in connection with the Buyer Public Offering, Buyer Common Shares will be listed on the Stock Exchange.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I
DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Accountant” has the meaning ascribed to it in Section 2.16(c).

“Adjusted Fully Diluted Share Capital” means the Fully Diluted Share Capital minus the total number of Company Capital Shares issued and outstanding immediately prior to the Closing held by Non-Participating Stockholders.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner, managing member or non-member manager of a Person shall always be considered to control such Person.

“Agent Losses” has the meaning ascribed to it in Section 10.17(e).

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“Aggregate Merger Consideration” means the aggregate value of the Merger Consideration received by the Participating Stockholders, with the value of the Buyer Common Shares calculated by multiplying the aggregate number of Buyer Common Shares issued as Stock Merger Consideration by the Buyer Public Offering Price.

“Agreement” has the meaning ascribed to it in the preamble hereto.

“Agreement Date” has the meaning ascribed to it in the preamble hereto.

“Alternative Transaction” has the meaning ascribed to it in Section 5.4.

“Anti-Money Laundering Laws” has the meaning ascribed to it in Section 3.14(c).

“Applicable Accounting Principles” has the meaning ascribed to it in Section 2.11(b).

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

“Base Merger Consideration” means $50,000,000.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, program or agreement, including any pension, retirement, severance, disability, deferred compensation, employment retention, bonus, incentive, equity or equity-based plan, program or agreement, in each case maintained, contributed or required to be contributed to by the Company for the benefit of their respective employees or as to which the Company or any ERISA Affiliate has any liability, contingent or otherwise; provided, that the term “Benefit Plan” shall not include any Multiemployer Plan.

“Business” means the business conducted by the Company as of the Agreement Date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York, New York generally are authorized or required by applicable Law to close.

“Buyer” has the meaning ascribed to it in the preamble hereto.

“Buyer Common Shares” means shares of common stock of Buyer, par value $0.001 per share.

“Buyer Fundamental Representations” has the meaning ascribed to it in Section 7.1.

“Buyer Indemnified Parties” has the meaning ascribed to it in Section 9.2(a).

“Buyer Key Employees” means the Persons listed in Schedule C hereto.

“Buyer Preferred Shares” has the meaning ascribed to it in Section 4.6(a).

“Buyer Public Offering” means the public underwritten offering by Buyer of Buyer Common Shares registered on Form S-1 as filed with the SEC.

“Buyer Public Offering Documents” means the registration statement, the prospectus or prospectuses (whether preliminary or final) included in the registration statement, and any other offering or marketing documents, in each case, relating to the Buyer Public Offering, and as amended, supplemented, or otherwise modified and including all materials incorporated by references therein.

“Buyer Public Offering Price” means the public offering price per Buyer Common Share pursuant to the Buyer Public Offering as indicated in the final prospectus included in Buyer’s registration statement on Form S-1 as filed with the SEC.

“Buyer SEC Documents” has the meaning ascribed to it in Section 4.8(a).

“Bylaws” means the bylaws of the Company as in effect on the Agreement Date, as amended from time to time.

“Cash” means all cash and cash equivalents that are available to the Company on an unrestricted basis (e.g., excluding any security deposits with third parties), less all outstanding checks, drafts and wire transfers in transit that have not yet cleared.

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“Cash Merger Consideration” means the portion of Merger Consideration payable to Company Stockholders pursuant to the terms of this Agreement in cash.

“Certificate” has the meaning ascribed to it in Section 2.13(d).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as amended and in effect as of the Agreement Date.

“Certificate of Merger” has the meaning ascribed to it in Section2.4.

“Closing” has the meaning ascribed to it in Section 2.2.

“Closing Date” has the meaning ascribed to it in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Company (other than any Company Promissory Notes to be repaid and extinguished on or prior to the Closing pursuant to the terms of this Agreement) as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Net Working Capital” means the Net Working Capital of the Company as of 12:01 a.m. Eastern Time on the Closing Date. For the avoidance of doubt, Closing Net Working Capital shall be calculated without duplication of any amounts included in Closing Indebtedness or Transaction Expenses.

“Closing Purchase Price” means an amount equal to (a) Base Merger Consideration, minus (b) Convertible Notes Payoff Amount, minus (c) Estimated Closing Indebtedness, plus (d) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Working Capital, minus (e) the absolute value of the amount, if any, by which the Target Working Capital exceeds the Net Working Capital, each as set forth in the Closing Statement delivered pursuant to Section 2.11(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

“Closing Statement” has the meaning ascribed to it in Section 2.11(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection and Use” has the meaning ascribed to it in Section 3.23(a).

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve the applicable desired result set forth in this Agreement in a reasonably expeditious manner; provided, that “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party, except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and accountants, any nominal consent fees provided for in the existing provisions of any Material Contract, and the customary fees and charges of Governmental Authorities.

“Common Per Share Cash Consideration” means the amount of cash payable in respect of the Common Per Share Consideration as set forth in the Closing Statement.

“Common Per Share Consideration” means the amount of Merger Consideration payable in respect of each Company Common Share pursuant to the terms of this Agreement as set forth in the Closing Statement, which amount shall be equal to the greater of (a) $0 and (b) the quotient of (i) the Merger Consideration (with the value of the Buyer Common Shares calculated by multiplying the aggregate number of Buyer Common Shares issued as Stock Merger Consideration by the Buyer Public Offering Price) minus the Series 1 Aggregate Liquidation Preference Amount minus the Series 2 Aggregate Liquidation Preference Amount minus the Series 3 Aggregate Liquidation Preference Amount, divided by (ii) the Fully Diluted Share Capital.

“Common Per Share Stock Consideration” means the number of Buyer Common Shares issuable in respect of the Common Per Share Consideration as set forth in the Closing Statement.

“Company” has the meaning ascribed to it in the preamble hereto.

“Company Board” means the board of directors of the Company.

“Company Capital Shares” means the Company Common Shares and the Company Preferred Shares.

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“Company CEO” means the Person identified as such on Schedule B hereto.

“Company CFO” means the Person identified as such on Schedule B hereto.

“Company Common Shares” means shares of common stock of the Company, par value $0.0001 per share.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered by the Company to Buyer as of the Agreement Date.

“Company Financial Statements” has the meaning ascribed to it in Section 3.8.

“Company Fundamental Representations” has the meaning ascribed to it in Section 6.1.

“Company Key Employees” means the Persons listed in Schedule B hereto.

“Company Option” means an option granted under the Company Option Plan, whether or not then vested or exercisable, that represents the right to acquire Company Common Shares.

“Company Option Plan” means the Company’s Amended and Restated 2004 Stock Option Plan.

“Company Parties” has the meaning ascribed to it in Section 10.18(a).

“Company Permits” has the meaning ascribed to it in Section 3.19.

“Company Preferred Shares” means the Series 1 Preferred Shares, the Series 2 Preferred Shares and the Series 3 Preferred Shares.

“Company Registered IP” has the meaning ascribed to it in Section 3.20(d).

“Company Securities” has the meaning ascribed to it in Section 3.6(c).

“Company Stockholders” means the holders of the Company Capital Shares.

“Company Warrants” means (a) the Warrant to Purchase Stock, issued to Comerica Bank on May 9, 2008, to purchase one Company Common Share, (b) the Warrant to Purchase Stock, issued to Comerica Bank on November 7, 2011, to purchase 160,436 Series 2 Preferred Shares, (c) the Warrant to Purchase Stock, issued to Comerica Bank on March 14, 2013, to purchase 47,700 Series 3 Preferred Shares, (d) the Common Stock Purchase Warrant, issued to Sony Music Entertainment on May 16, 2011, to purchase 278,933 Company Common Shares, (e) the Series 2 Preferred Stock Purchase Warrant to purchase 435,760 Series 2 Preferred Shares issued to Sony Music Entertainment on May 16, 2011, and (f) the Series 2 Preferred Stock Purchase Warrant, issued to Warner Music Group on December 28, 2010, to purchase 342,060 Series 2 Preferred Shares.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated January 19, 2017, by and among Loton, Corp (as predecessor entity of Buyer), and the Company.

“Consent” means the consent, waiver or approval of a third-party Person that is not a Governmental Authority.

“Contaminant” has the meaning ascribed to it in Section 3.21(d)

“Content Agreements” has the meaning ascribed to it in Section 3.18(a)(ii).

“Contract” means any written agreement, contract, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, or other legally binding commitment or understanding.

“Convertible Promissory Notes” means the Subordinated Convertible Promissory Notes in the aggregate outstanding principal amount of $2,988,146.68 as of the Agreement Date issued to the holders thereof pursuant to the Note Purchase Agreement, dated as of March 14, 2017, by and among the Company and the investors identified therein.

“Convertible Notes Payoff Amount” means an amount equal to the aggregate outstanding principal balance of the Convertible Promissory Notes plus all accrued and unpaid interest thereon as of the Closing Date.

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“Covered Tax” means any (a) Tax of the Company described in clause (a) of the definition of Tax attributable to a Pre-Closing Tax Period, (b) Tax described in clause (b) of the definition of Tax, (c) Tax of the Company resulting from a breach by the Company of any representations or warranties contained herein (without regard to any limitations under Section 9.1 of this Agreement), and (d) Tax of the Company resulting from a breach by the Company of any covenant or agreement in Section 5.10 of this Agreement, other than, in each case, (i) Taxes reflected as a current liability in the calculation of Net Working Capital or reflected in the calculation of Transaction Expenses, (ii) Taxes attributable to an election by Buyer or its Affiliates under Section 338 of the Code with respect to the Company or (iii) Taxes attributable to actions by Buyer or its Affiliates on the Closing Date after the Closing that are outside the Ordinary Course of Business.

“D&O Indemnified Party” has the meaning ascribed to it in Section 5.8(a).

“D&O Indemnifying Parties” has the meaning ascribed to it in Section 5.8(b).

“D&O Tail Policy” has the meaning ascribed to it in Section 5.8(c).

“Damages” has the meaning ascribed to it in Section 9.2(e).

“Data Room” means the virtual data room established by the Company and made accessible to Buyer.

“DGCL” has the meaning ascribed to it in the recitals hereto.

“Disabling Code” has the meaning ascribed to it in Section3.21(d).

“Dissenting Shares” has the meaning ascribed to it in Section 2.10.

“Effective Time” has the meaning ascribed to it in Section 2.4.

“Employee” means an employee of the Company.

“Environmental Laws” means all applicable Law relating to pollution, protection of the environment (including ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands), or the handling, storage, disposal, transportation or use of any Materials of Environmental Concern.

“Equity-Based Awards” has the meaning ascribed to it in Section 3.16(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or member of an “affiliated service group” with the Company, within the meaning of Sections 414(b), (c) or (m) of the Code, respectively, or required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means a third-party entity that provides escrow services in transactions of similar size and nature as the Transactions in the ordinary course of its business, to be selected after the Agreement Date by mutual agreement of the parties hereto

“Escrow Agreement” has the meaning ascribed to it in Section 2.12(a).

“Escrow Amount” means the sum of the Purchase Price Adjustment Escrow Amount, the Indemnity Escrow Amount, the Stockholders’ Agent Expense Amount and the Convertible Notes Payoff Amount.

“Escrow Funds” means the sum of the Purchase Price Adjustment Escrow Fund, the Indemnity Escrow Fund and the Stockholders’ Agent Expense Fund.

“Estimated Closing Indebtedness” means the Company’s good faith estimate of the Closing Indebtedness as of the Effective Time as set forth in the Closing Statement delivered pursuant to Section 2.11(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

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“Estimated Closing Net Working Capital” means the Company’s good faith estimate of the Closing Net Working Capital as of the Effective Time as set forth in the Closing Statement delivered pursuant to Section 2.11(a), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

“Estimated Transaction Expenses” means the Company’s good faith estimate of the Transaction Expenses as set forth in the Closing Statement delivered pursuant to Section 2.11(c), as such amount may be adjusted by mutual agreement of Buyer and the Company prior to Closing pursuant to Section 2.11(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusivity Termination Date” means the earliest to occur of (a) if the Buyer Public Offering has not priced on or prior to the Outside Pricing Date, the Outside Pricing Date, (b) the Closing Date, and (c) the termination of this Agreement pursuant to Article VIII.

“Exploit” means use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, acquire, sell, offer for sale, license, sublicense, import, distribute or any other exercise or exploitation of rights.

“Final Closing Statement” has the meaning ascribed to it in Section 2.16(a).

“Final Purchase Price” means an amount equal to (a) Base Merger Consideration, minus (b) Convertible Notes Payoff Amount, minus (c) Closing Indebtedness, plus (d) the amount, if any, by which the Closing Net Working Capital exceeds the Target Working Capital, minus (e) the absolute value of the amount, if any, by which the Target Working Capital exceeds the Closing Net Working Capital, each as finally determined pursuant to this Section 2.16.

“Fraud” means, with respect to a party, any actual and intentional fraud with respect to the making of the representations and warranties in Article III (in the case of the Company) or Article IV (in the case of Buyer and Merger Sub), as applicable.

“Fully Diluted Share Capital” means the sum of (a) the total number of Company Common Shares issued and outstanding immediately prior to the Closing, plus (b) the total number of Series 1 Common Stock Equivalents represented by all Series 1 Preferred Shares issued and outstanding immediately prior to the Closing, plus (c) the total number of Series 2 Common Stock Equivalents represented by all Series 2 Preferred Shares issued and outstanding immediately prior to the Closing, plus (d) the total number of Series 3 Common Stock Equivalents represented by all Series 3 Preferred Shares issued and outstanding immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Approval” means an authorization, consent, approval, certification, permit, license or order of, or a filing, registration or qualification with, a Governmental Authority.

“Governmental Authority” means any United States, transnational or foreign national, federal, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States, transnational or foreign court, tribunal, or judicial or arbitral body of any nature; or any United States, transnational or foreign body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Tax Authority or power of any nature.

“Governmental Prohibition” has the meaning ascribed to it in Section 6.5.

“Indebtedness” means, with respect to any Person as of the date of determination thereof, without duplication, (a) all obligations for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) repayment obligations for amounts drawn and not repaid under bankers’ acceptances, letters of credit or other similar financial guaranties issued by a third party by or for the account of such Person, (d) all obligations for the deferred purchase price of property or services, including any earn-out obligations, (e) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (f) all payment obligations under any swap or hedge agreements, (g) all obligations as lessee in respect of sale-leaseback transactions, (h) any accrued and unpaid interest on, and any prepayment premiums, penalties or other contractual charges in respect of, any of the items described in the foregoing clauses (a) through (g), and (i) all guaranties and other contingent obligations in respect of the liabilities or obligations of any other Person for any of the items described in the foregoing clauses (a) through (h).

“Indemnified Party” has the meaning ascribed to it in Section 9.2(c).

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“Indemnifying Party” has the meaning ascribed to it in Section 9.2(c).

“Indemnity Escrow Amount” means $500,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent pursuant to Section 2.12(c), as such sum may be adjusted as provided in the Escrow Agreement.

“Insurance Policies” has the meaning ascribed to it in Section 3.13.

“Insurer” means such insurer as may be selected by Buyer in consultation with the Company.

“Intellectual Property” means technology, Software, designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, databases, lab notebooks, devices, know-how, trade secrets, inventions, discoveries, developments, research and test data, data structures, databases, customer lists, tools, blueprints, ideas, compositions, models, processes, procedures, methods, processes, prototypes, patent records, manufacturing and product procedures and techniques, troubleshooting procedures, failure/defect analysis data, drawings, specifications, component lists, formulae, plans, proposals, technical data, works of authorship, confidential information, marketing materials, website materials, graphics, and all tangible embodiments, whether in electronic, written or other media, of any of the foregoing.

“Intellectual Property Agreements” mean all Contracts pursuant to which (a) the Company has the right to Exploit any Intellectual Property and/or Intellectual Property Rights that are not owned by the Company or (b) any Person other than the Company is authorized to Exploit any of the Owned Intellectual Property.

“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained for, or my pertain to, any Intellectual Property in any jurisdiction, domestic or foreign, including all registrations and applications relating thereto and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation thereof, as applicable, including: (a) patents, patent applications (including provisional applications), utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations, continuations, continuations-in-part, divisionals, substitutions and extensions of any of the foregoing; (b) trade secret rights and all other rights in or to confidential business or technical information; (c) copyrights in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., any corresponding non-U.S. copyrights under the Laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and moral rights under the Laws of any jurisdiction; (d) trademarks, service marks, trade dress rights and similar designation of origin and rights therein; (e) Uniform Resource Locators, Web site addresses and domain names; and (f) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Investors Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of May 21, 2012, as amended from time to time, by and among the Company and the stockholders of the Company identified therein.

“IT Assets” means any and all Software, firmware, databases, embedded control systems, computers, hardware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all associated documentation related to any of the foregoing, (a) owned by the Company or (b) licensed or leased to the Company.

“Knowledge” means (a) with respect to the Company, (i) the actual knowledge, after due inquiry, of the Company CEO or the Company CFO, or (ii) the actual knowledge, after due inquiry with the scope of his or her functional position in the Company, of any other Company Key Employee, and (b) with respect the Buyer and Merger Sub, the actual knowledge, after due inquiry, of any Buyer Key Employee.

“Labor Agreement” has the meaning ascribed to it in Section 3.15(d).

“Law” means, collectively, all national, federal, transnational, provincial, state, municipal and local laws, statutes, rules, rulings, charges, orders, decrees, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, contractual requirements, authorizations and permits of, and agreements with, any Governmental Authority.

“Leased Real Property” has the meaning ascribed to it in Section 3.11(b).

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated January 19, 2017, by and among Loton, Corp (as predecessor entity of Buyer), and the Company.

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“Letter of Transmittal” has the meaning ascribed to it in Section 2.13(e)(i).

“Liability” shall mean any debts, liabilities or obligations of any kind or nature, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

“Licensed Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or for which the Company has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment (for security), deposit arrangement, charge, security interest, transfer restriction, easement, right-of-way, conditional sale or other title retention agreements, purchase or title defects, or encumbrance of any kind or nature whatsoever with respect to such property or asset; provided, however, that “Lien” expressly excludes any non-exclusive license of Intellectual Property Rights.

“Listing Application” has the meaning ascribed to it in Section 5.9(b).

“Material Adverse Effect” means any change, effect, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on (a) the business, assets, liabilities or results of operations of the Company or (b) the ability of the Company to consummate the Transactions; provided, however, that with respect to the foregoing clause (a) only, any change, effect, event, circumstance or occurrence to the extent (and solely to the extent) resulting from or arising out of any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) (x) changes in U.S. or non-U.S. economic, market or political conditions, or (y) changes in the financial, credit, banking, currency or capital markets or changes in currency exchange rates or interest rates or currency fluctuations, (ii) the announcement of this Agreement, including by reason of the identity of Buyer, and the impact thereof on relationships with employees, customers, suppliers, or other counterparties (provided that this clause (ii) shall not apply with respect to any representation or warranty that addresses non-contravention or the effects of entering into or performing this Agreement) or the taking of any action required hereby, (iii) changes in accounting standards or practices (including GAAP) or interpretations thereof, (iv) any outbreak or escalation of hostilities, declared or undeclared events of war, events of terrorism or any other U.S. or non-U.S. crisis or emergency, (v) changes resulting from any natural disasters, calamities, pandemics or other force majeure events, (vi) changes in Laws or interpretations thereof by any Governmental Authority, (vii) any failure of the Company to meet any internal or industry financial estimates, forecasts or projections for any period (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (viii) actions taken at the written request of Buyer; provided that any change, effect, event, circumstance or occurrence set forth in clauses (i), (iii), (iv), (v) and (vi) above may be taken into account in determining whether a Material Adverse Effect has occurred if such changes, effects, events, circumstances or occurrences have a disproportionate adverse effect on the Company as compared to other participants in the industries in which the Company operates.

“Material Contracts” has the meaning ascribed to it in Section 3.18.

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, radon or ozone-depleting substances, or any other toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste or material.

“Merger” has the meaning ascribed to it in Section 2.1.

“Merger Consideration” means an amount equal to the Closing Purchase Price, payable in cash and Buyer Common Shares in accordance with the terms of this Agreement, as may be adjusted pursuant to Section 2.16.

“Merger Sub” has the meaning ascribed to it in the preamble hereto.

“Merger Sub Common Stock” has the meaning ascribed to it in Section 4.6(a).

“Multiemployer Plan” means a multiemployer pension plan (as defined in Section 3(37) of ERISA) with respect to which the Company has in the last six (6) years had any obligation to contribute or with respect to which the Company has any outstanding, current or potential obligation to pay Withdrawal Liability. For the avoidance of doubt, no Multiemployer Plan is a Benefit Plan.

“Net Working Capital” means an amount equal to (a) the total consolidated current assets of the Company (including the aggregate amount of all Cash) at the Closing, minus (b) the total consolidated current liabilities of the Company at the Closing, in each case, as determined in accordance with the Applicable Accounting Principles; provided, that solely for purposes of calculating Net Working Capital, (i) all Transaction Expenses shall be included in such calculation as accrued current liabilities if unpaid at the Closing, in each case, whether or not such particular item would otherwise be treated as a current asset or current liability, as the case maybe, under the Applicable Accounting Principles, and (ii) the Convertible Notes Payoff Amount shall not be included in such calculation.

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“Non-Participating Stockholder” means a Company Stockholder that is not a Participating Stockholder.

“Off-the-Shelf Software” means generally commercially available, off-the-shelf object code that is used internally by the Company with a replacement cost and/or aggregate purchase price or annual license fee of less than $25,000; provided, however, that Off-the-Shelf Software shall not include Public Software or any Software that is material to the Company.

“Option Termination” has the meaning ascribed to it in Section 5.15.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the customary conduct of such business in the ordinary course and consistent with past practice.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Outside Date” has the meaning ascribed to it in Section 8.2(a).

“Outside Pricing Date” means September 22, 2017.

“Owned Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned by the Company.

“Owned Software” has the meaning ascribed to it in Section 3.21(a).

“Participating Stockholder” means a Company Stockholder that will be entitled to receive at the Effective Time an amount of Merger Consideration greater than zero in respect of the Company Capital Shares held by such Company Stockholder.

“Pension Plan” shall mean each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due or payable or Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which reserves have been maintained by the Company in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations which are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which reserves have been maintained by the Company in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade contracts or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) any zoning, building code, land use, planning, entitlement, environmental or similar Laws imposed by any Governmental Authority (provided, however, that the same, whether individually or in the aggregate, do not materially and adversely impair the current use and enjoyment of the applicable property), (d) the interests of lessors in equipment or leasehold fixtures and improvements leased or loaned to the Company, (e) Liens upon personal property under equipment leasing arrangements entered into in the Ordinary Course of Business, (f) any Liens that will be discharged or released either prior to, or substantially simultaneous with, the Closing, (g) Liens disclosed in Section 1.1 of the Company Disclosure Schedules, (h) as to the shares of capital stock or other equity interest of any entity, transfer restrictions and similar provisions contained in the Organizational Documents or, for entities other than the Company, the organizational documents of such entity, and (i) Liens arising under applicable securities or blue sky Laws.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, joint stock company, estate, trust, association, organization, government (or any agency or political subdivision thereof) or other entity of any kind or nature.

“Personal Property” has the meaning ascribed to it in Section 3.11(c).

“Personally Identifiable Information” has the meaning ascribed to it in Section 3.23(a).

“Personally Identifiable Information Obligations” has the meaning ascribed to it in Section 3.23(b).

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“Post-Closing Adjustment Amount” has the meaning ascribed to it in Section 2.16(d).

“Post-Closing Tax Period” means any Tax period (or portion thereof) that begins after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Pro Rata Portion” means, with respect to a Company Stockholder, a percentage representing the fraction, the numerator of which is the value of the portion of the Merger Consideration payable to such Company Stockholder as of the Closing in accordance with Section 2.8 (reflected as a dollar amount with the value of the Buyer Common Shares calculated by multiplying the relevant number of Buyer Common Shares by the Buyer Public Offering Price), and the denominator of which is the aggregate value of the Merger Consideration (reflected as a dollar amount with the aggregate value of the Buyer Common Shares equal to $6,000,000). For the avoidance of doubt, “Pro Rata Portion” with respect to a Non-Participating Stockholder shall be 0%.

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal), commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or Tax Authority.

“Public Software” has the meaning ascribed to it in Section3.21(e).

“Purchase Price Adjustment Escrow Amount” means $1,500,000.

“Purchase Price Adjustment Escrow Fund” means the Purchase Price Adjustment Escrow Amount deposited with the Escrow Agent pursuant to Section 2.12(c), as such sum may be adjusted as provided in the Escrow Agreement.

“R&W Insurance Covered Claims” has the meaning ascribed to it in Section 9.2(a).

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be issued and bound by the Insurer for the benefit of Buyer following the Agreement Date, which policy shall have a coverage limit of $5,000,000 with respect to (a) any inaccuracy in or the breach of any representation or warranty made by the Company in Article III hereof or in any certificate or instrument delivered by the Company pursuant to this Agreement and (b) Covered Taxes.

“R&W Insurance Premium” means the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the Insurer, surplus lines tax and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder and set forth in invoice(s) from the Insurer in respect thereof, such amount not to exceed $225,000 in the aggregate.

“Real Property Lease” has the meaning ascribed to them in Section 3.11(b).

“Related Party” means (a) any Affiliates of the Company (other than any wholly owned Subsidiary of the Company), (b) any Company Stockholder or its Affiliate, (c) any officer, director, or, with respect to any entity that is a partnership, partner of the Company (or any Subsidiary thereof) or of any of the Persons described in clauses (a) and (b), and (d) any immediately family member of any natural persons described in clauses (a) through (c).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, onto or through the environment.

“Representatives” mean, with respect to any Person, such Person’s directors, officers, general partners, managers, employees, agents, attorneys, accountants and other advisers.

“ROFR and Co-Sale Agreement” means the Amended and Restated First Refusal and Co-Sale Agreement, dated as of May 21, 2012, by and among the Company and the stockholders of the Company identified therein.

“SEC” means the Securities and Exchange Commission and any successor Government Authority thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 9.2(b).

“Seller Indemnitors” means the Participating Stockholders.

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“Series 1 Aggregate Liquidation Preference Amount” means an amount equal to the Series 1 Liquidation Preference Amount Per Share (as may be adjusted pro ratably in accordance with the terms of the Certificate of Incorporation) multiplied by the aggregate number of Series 1 Preferred Shares issued and outstanding immediately prior to the Closing.

“Series 1 Common Stock Equivalents” means the total number of Company Common Shares into which a Series 1 Preferred Share is convertible immediately prior to the Closing.

“Series 1 Liquidation Preference Amount Per Share” means $2.00.

“Series 1 Per Share Cash Consideration” means the amount of cash payable in respect of the Series 1 Per Share Consideration as set forth in the Closing Statement.

“Series 1 Per Share Consideration” means the amount of Merger Consideration (reflected as a dollar amount with the value of the Buyer Common Shares calculated by multiplying the relevant number of Buyer Common Shares by the Buyer Public Offering Price) payable in respect of each Series 1 Preferred Share pursuant to the terms of this Agreement as set forth in the Closing Statement, which amount shall be equal to the sum of (a) the Series 1 Liquidation Preference Amount Per Share (as may be adjusted pro ratably in accordance with the terms of the Certificate of Incorporation) plus (b) the Common Per Share Consideration.

“Series 1 Per Share Stock Consideration” means the number of Buyer Common Shares issuable in respect of the Series 1 Per Share Consideration as set forth in the Closing Statement.

“Series 1 Preferred Shares” means shares of the Company’s Series 1 Preferred Stock, par value $0.0001 per share.

“Series 2 Aggregate Liquidation Preference Amount” means an amount equal to the Series 2 Liquidation Preference Amount Per Share (as may be adjusted pro ratably in accordance with the terms of the Certificate of Incorporation) multiplied by the aggregate number of Series 2 Preferred Shares issued and outstanding immediately prior to the Closing.

“Series 2 Common Stock Equivalents” means the total number of Company Common Shares into which a Series 2 Preferred Share is convertible immediately prior to the Closing.

“Series 2 Liquidation Preference Amount Per Share” means $0.74796.

“Series 2 Per Share Cash Consideration” means the amount of cash payable in respect of the Series 2 Per Share Consideration as set forth in the Closing Statement.

“Series 2 Per Share Consideration” means the amount of Merger Consideration (reflected as a dollar amount with the value of the Buyer Common Shares calculated by multiplying the relevant number of Buyer Common Shares by the Buyer Public Offering Price) payable in respect of each Series 2 Preferred Share pursuant to the terms of this Agreement as set forth in the Closing Statement, which amount shall be equal to the sum of (a) the Series 2 Liquidation Preference Amount Per Share (as may be adjusted pro ratably in accordance with the terms of the Certificate of Incorporation) plus (b) the Common Per Share Consideration.

“Series 2 Per Share Stock Consideration” means the number of Buyer Common Shares issuable in respect of each Series 2 Preferred Share pursuant to the terms of this Agreement as set forth in the Closing Statement.

“Series 2 Preferred Shares” means shares of the Company’s Series 2 Preferred Stock, par value $0.0001 per share.

“Series 3 Aggregate Liquidation Preference Amount” means an amount equal to the Series 3 Liquidation Preference Amount Per Share (as may be adjusted pro ratably in accordance with the terms of the Certificate of Incorporation) multiplied by the aggregate number of Series 3 Preferred Shares issued and outstanding immediately prior to the Closing.

“Series 3 Common Stock Equivalents” means the total number of Company Common Shares into which a Series 3 Preferred Share is convertible immediately prior to the Closing.

“Series 3 Liquidation Preference Amount Per Share” means $1.824.

“Series 3 Per Share Cash Consideration” means the amount of cash payable in respect of the Series 3 Per Share Consideration as set forth in the Closing Statement.

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“Series 3 Per Share Consideration” means the amount of Merger Consideration (reflected as a dollar amount with the value of the Buyer Common Shares calculated by multiplying the relevant number of Buyer Common Shares by the Buyer Public Offering Price) payable in respect of each Series 3 Preferred Share pursuant to the terms of this Agreement as set forth in the Closing Statement, which amount shall be equal to the sum of (a) the Series 3 Liquidation Preference Amount Per Share (as may be adjusted pro ratably in accordance with the terms of the Certificate of Incorporation) plus (b) the Common Per Share Consideration.

“Series 3 Per Share Stock Consideration” means the number of Buyer Common Shares issuable in respect of the Series 3 Per Share Consideration as set forth in the Closing Statement.

“Series 3 Preferred Shares” means shares of the Company’s Series 3 Preferred Stock, par value $0.0001 per share.

“Software” means computer software, code (including source code and object code), programs, applications and applets, including assemblers, compilers, routines, data, (including image and sound data), design tools, implementations of algorithms, implementations of models, implementations of methodologies, application programming interfaces, user interfaces, programmer notes, protocols, design documents, schematics, flow-charts, user manuals, training materials, code listings, and documentation relating thereto.

“Stock Exchange” means the NASDAQ Global Select Market or The New York Stock Exchange, as applicable to the Buyer Public Offering.

“Stock Merger Consideration” means the portion of Merger Consideration payable to Company Stockholders pursuant to the terms of this Agreement in an aggregate number of Buyer Common Shares equal to the quotient that results from dividing (a) $6,000,000 by (b) the Buyer Public Offering Price (rounded down to the nearest whole share).

“Stockholder Notice” has the meaning ascribed to it in Section 5.5(b).

“Stockholders’ Agent” has the meaning ascribed to it in the preambles hereto.

“Stockholders’ Agent Expense Amount” means $150,000.

“Stockholders’ Agent Expense Fund” means the Stockholders’ Agent Expense Amount deposited with the Escrow Agent pursuant to Section 2.12(c), as such sum may be adjusted as provided in the Escrow Agreement.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned or controlled, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, including through such Person’s status as sole or managing member, non-member manager or general partner of the entity.

“Support Agreements” has the meaning ascribed to it in the recitals hereto.

“Surviving Corporation” has the meaning ascribed to it in Section 2.1.

“Target Net Working Capital” means $0.

“Tax Authority” means any Governmental Authority (domestic or foreign) or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Law” means all applicable Laws (domestic or foreign) governing or relating to the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax).

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“Taxes” means (a) any federal, state, local and foreign income, property, sales, use, excise, payroll, withholding, disability, land, real property taxes, taxes on controlling interest transfers and any other taxes, assessments, levies, duties and similar governmental charges imposed by a Tax Authority (whether in or outside the United States), together with any penalties, interest or additions thereto and any liability for any of the foregoing as transferee and (b) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Third Party Claims” has the meaning ascribed to it in Section 9.2(c).

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transaction Expenses” means the aggregate amount, without duplication, of (i) all fees, costs and expenses (including investment banking, legal, tax, consulting and accounting fees, costs and expenses) of the Company incurred through the Closing (whether invoiced before or after the Closing Date) in connection with or arising out of this Agreement or the Transactions, in each case, to the extent required to be paid by the Company, (ii) any severance, retention, change of control or transaction bonus or payment payable by the Company as a result of or in connection with the Transactions, (iii) any amounts payable by the Company pursuant to, or upon termination of, any arrangements with Related Persons required to be terminated pursuant to Section 5.11, (iv) the costs and expenses related to the D&O Tail Policy pursuant to Section 5.8, (v) any amounts paid or payable by the Company to any holder of Company Warrants upon such holder’s exercise of its put right to the Company thereunder in connection with the Merger, (vi) any Transfer Taxes allocated to the Seller Indemnitors as provided in Section 5.10(b), and (vii) the aggregate amount of the R&W Insurance Premium up to but not exceeding $225,000.

“Transactions” means the Merger, the payment of the Merger Consideration in connection therewith and the other transactions contemplated by this Agreement.

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes, and all conveyance fees, recording Taxes or charges and other similar fees and charges (including any penalties and interest).

“Treasury Regulations” means the regulations prescribed under the Code.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to GAAP for the applicable plan year.

“Voting Agreement” means the Amended and Restated Voting Agreement, dated as of May 21, 2012, by and among the Company and the stockholders of the Company identified therein.

“Warrant Termination” has the meaning ascribed to it in Section 5.14.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Written Consent” means a duly executed action by written consent in the form substantially agreed to by Buyer and the Company prior to the Agreement Date reflecting, among other things, the adoption of the Merger and this Agreement by the holders of not less than 95% of the outstanding Company Capital Shares, with holders of Company Preferred Shares (voting on an as-converted basis) and holders of Company Common Shares voting together as a single class in accordance with the Certificate of Incorporation and by the holders of at least a majority of the outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis).

1.2 Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) any definition of or reference to any statute or regulation herein shall be construed as referring to such statute or regulation as it may from time to time be amended, supplemented or otherwise modified, (g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (h) all references to “$” or “Dollars” shall mean United States Dollars, and (i) all references to payments in cash or in immediately available funds shall mean payments in United States Dollars.

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Article II
THE TRANSACTIONS

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd., Suite 2200, Los Angeles, California 90067 at 10:00 a.m. local time, on the date that is no later than three (3) Business Days after the conditions to Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at such time), unless Buyer and the Company mutually agree upon another date and time. The date on which the Closing actually takes place is referred to as the “Closing Date.”

2.3 Closing Obligations. At or prior to the Closing:

(a) Company’s Closing Deliveries. The Company shall deliver, or shall cause to be delivered, to Buyer:

(i) a certificate duly executed by an executive officer of the Company, reasonably satisfactory to Buyer, certifying that the conditions with respect to obligations of Buyer and Merger Sub under this Agreement set forth in Sections 6.1 and 6.2 have been satisfied;

(ii) a certificate duly executed by the Secretary of the Company, reasonably satisfactory to Buyer, certifying that (A) the Organizational Documents are in full force and effect as of the Closing, with copies of such Organizational Documents attached thereto, (B) attached thereto are true and complete copies of (I) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (II) resolutions of the Company Stockholders approving the Merger and the other transactions contemplated hereby and adopting this Agreement, and (C) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Merger and the other transactions contemplated hereby;

(iii) a certificate duly executed by the Secretary of the Company, reasonably satisfactory to Buyer, certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder to which it is a party;

(iv) a good standing certificate for the Company issued by the Secretary of State of the State of Delaware, dated no earlier than two (2) Business Days prior to the Closing Date;

(v) the Closing Statement contemplated by Section 2.11(a);

(vi) certificate and notice, duly executed by an executive officer of the Company and meeting the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, certifying that interests in the Company, including the Company Capital Shares, do not constitute “United States real property interests” under Section 897(c) of the Code;

(vii) the resignations required pursuant to Section 5.7;

(viii) Support Agreements duly executed by each Company Stockholder identified in Schedule A hereto;

(ix) evidence reasonably satisfactory to Buyer of consummation of the Warrant Termination pursuant to Section 5.14;

(x) evidence reasonably satisfactory to Buyer of consummation of the Option Termination pursuant to Section 5.15;

(xi) evidence reasonably satisfactory to Buyer of termination of the Investors Rights Agreement, the ROFR and Co-Sale Agreement, the Voting Agreement and any other related party arrangement required to be terminated pursuant to Section 5.17; and

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(xii) such other certificates or other documents reasonably requested by Buyer and necessary to effectuate and consummate the transactions contemplated by this Agreement and the Buyer Public Offering.

(b) Buyer’s Closing Deliveries. Buyer shall deliver, or cause to be delivered, to the Company (or such other Person as may be specified herein):

(i) a certificate duly executed by an executive officer of Buyer, reasonably satisfactory to the Company, certifying that the conditions with respect to the Company’s obligations under this Agreement set forth in Sections 7.1 and 7.2 have been satisfied;

(ii) a certificate duly executed by the Secretary of Buyer, reasonably satisfactory to the Company, certifying that (A) the organizational documents of Buyer are in full force and effect as of the Closing, with certified copies of such organizational documents attached thereto, (B) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Document and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Merger and the other transactions contemplated hereby and thereby;

(iii) a certificate duly executed by the Secretary of Buyer, reasonably satisfactory to the Company, certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Document and the other documents to be delivered hereunder and thereunder;

(iv) such other certificates or other documents reasonably requested by the Company and necessary to effectuate and consummate the transactions contemplated by this Agreement; and

(v) the payment to the Escrow Agent and Paying Agent pursuant to Sections 2.12 and 2.13.

2.4 Effective Time. Subject to the terms and conditions set forth in this Agreement, in connection with the Closing, the Company, Merger Sub and Buyer shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with applicable provisions of the DGCL and shall make all other filings or recordings as required under the DGCL. The Merger shall become effective at the time that the filing of the Certificate of Merger is accepted by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at and after the Effective Time, all the property, rights, privileges (subject to Section 10.18), franchises, licenses, powers and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.6 Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, and (b) the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, in each case, until thereafter amended in accordance with applicable Law and the terms of the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Directors and Officers. At the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.8 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of the following securities:

(a) Series 1 Preferred Stock. Each Series 1 Preferred Share issued and outstanding (excluding Dissenting Shares, if any) shall be converted, without any action on the part of the holder thereof, into the right to receive from Buyer (without interest and subject to and in accordance with the terms of this Agreement) the Series 1 Per Share Consideration comprising (i) an amount in cash equal to the Series 1 Per Share Cash Consideration plus (ii) a number of Buyer Common Shares equal to the Series 1 Per Share Stock Consideration;

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(b) Series 2 Preferred Stock. Each Series 2 Preferred Share issued and outstanding (excluding Dissenting Shares, if any) shall be converted, without any action on the part of the holder thereof, into the right to receive from Buyer (without interest and subject to and in accordance with the terms of this Agreement) the Series 2 Per Share Consideration comprising (i) an amount in cash equal to the Series 2 Per Share Cash Consideration plus (ii) a number of Buyer Common Shares equal to the Series 2 Per Share Stock Consideration;

(c) Series 3 Preferred Stock. Each Series 3 Preferred Share issued and outstanding (excluding Dissenting Shares, if any) shall be converted, without any action on the part of the holder thereof, into the right to receive from Buyer (without interest and subject to and in accordance with the terms of this Agreement) the Series 2 Per Share Consideration comprising (i) an amount in cash equal to the Series 3 Per Share Cash Consideration plus (ii) a number of Buyer Common Shares equal to the Series 3 Per Share Stock Consideration;

(d) Common Stock. Each Company Common Share issued and outstanding (excluding Dissenting Shares, if any) shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest, and subject to and in accordance with the terms of this Agreement) the Common Per Share Consideration comprising (i) an amount in cash equal to the Common Per Share Cash Consideration plus (ii) a number of Buyer Common Shares equal to the Common Per Share Stock Consideration, and all Company Common Shares, if any, owned by the Company shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(e) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation, and thereupon each certificate evidencing ownership of shares of common stock of Merger Sub shall thereafter be deemed for all purposes to represent ownership of an equivalent number of shares of common stock of the Surviving Corporation.

2.9 Treatment of Options and Warrants.

(a) Company Options. No Company Option, whether or not then vested or exercisable, shall be assumed or substituted by Buyer in connection with the Merger. The Company Option Plan and each Company Option that is outstanding and unexercised, whether or not then vested or exercisable, shall be cancelled, terminated and extinguished as of the Effective Time.

(b) Company Warrants. No Company Warrant shall be assumed or substituted by Buyer in connection with the Merger. Each Company Warrant that is outstanding and unexercised shall be either cancelled, terminated and extinguished as of the Effective Time or expire in accordance with its terms at the Effective Time.

2.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Capital Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Company Capital Shares in accordance with Section 262 of the DGCL (such Company Capital Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Capital Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but shall be canceled and shall cease to exist and shall instead represent the right only to such rights as are granted by the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Capital Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.8, without interest thereon. The Company shall provide Buyer prompt written notice of any demands received by the Company for appraisal of Company Capital Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.11 Closing Statement.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate executed by the Vice President, Finance of the Company, together with reasonable supporting detail (the “Closing Statement”), setting forth the Company’s good faith calculation and determination of the following:

(i) the Closing Purchase Price and each component thereof, including (A) Estimated Convertible Notes Payoff Amount, (B) Estimated Closing Indebtedness, (C) Estimated Closing Net Working Capital,

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(ii) the Estimated Transaction Expenses as of the Effective Time;

(iii) the name of each Company Stockholder immediately prior to the Effective Time;

(iv) the number, class and series of Company Capital Shares held by each such Company Stockholder immediately prior to the Effective Time;

(v) the pro rata amount of the Series 1 Aggregate Liquidation Preference Amount that each holder of Series 1 Preferred Shares is eligible to receive;

(vi) the pro rata amount of the Series 2 Aggregate Liquidation Preference Amount that each holder of Series 2 Preferred Shares is eligible to receive;

(vii) the pro rata amount of the Series 3 Aggregate Liquidation Preference Amount that each holder of Series 3 Preferred Shares is eligible to receive;

(viii) the Series 1 Per Share Consideration, the Series 1 Per Share Cash Consideration and the Series 1 Per Share Stock Consideration;

(ix) the Series 2 Per Share Consideration, the Series 2 Per Share Cash Consideration and the Series 2 Per Share Stock Consideration;

(x) the Series 3 Per Share Consideration, the Series 3 Per Share Cash Consideration and the Series 3 Per Share Stock Consideration;

(xi) the Common Per Share Consideration, the Common Per Share Cash Consideration and the Common Per Share Stock Consideration;

(xii) the aggregate Cash Merger Consideration and Stock Merger Consideration each Company Stockholder is eligible to receive at the Closing;

(xiii) each Company Stockholder’s Pro Rata Portion of each of Purchase Price Adjustment Escrow Amount, the Indemnity Escrow Amount and the Stockholders’ Agent Expense Amount;

(xiv) each Company Stockholder’s Pro Rata Portion for purposes of any payments to be made pursuant to Section 2.16(d) and Section 9.5(a); and

(xv) each holder of Convertible Promissory Notes and the portion of the Convertible Notes Payoff Amount payable to such holder at the Closing pursuant to Section 5.12.

(b) The information contained in the Closing Statement shall be based on the balance sheet of the Company prepared as of the Closing Date in accordance with GAAP applied consistently with those principles, policies, methodologies and assumptions used in the preparation of the Company’s audited consolidated balance sheet as of December 31, 2016 (the “Applicable Accounting Principles”), and the calculations and allocations relating to the Merger Consideration contained in the Closing Statement shall be prepared in a manner consistent with the Organizational Documents. The amount of Cash Merger Consideration, if any, that each Company Stockholder is entitled to receive shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all issued and outstanding Company Capital Shares held by such Company Stockholder. No fractional Buyer Common Shares shall be issued, and no cash payment in lieu of any fractional share shall be paid to any Company Capital Stockholder in connection with the Merger. Any fraction of a Buyer Common Share shall be rounded up or down, as applicable in accordance with general arithmetic conventions, to the nearest whole number, as the case may be. The Company agrees that, subject to Sections 2.11(c) and 2.16, Buyer may conclusively and absolutely rely, without inquiry, upon the information contained in the Closing Statement for purposes of payment of the Merger Consideration pursuant to this Article II.

(c) After the delivery of the Closing Statement, the Company shall make its Representatives reasonably available to Buyer to discuss the Closing Statement and related supporting documentation described above during normal business hours. In the event Buyer notifies the Company prior to the Closing that it disputes any amount set forth in the Closing Statement, the Company shall correct any manifest computational error in the Closing Statement and shall cooperate with Buyer in good faith to resolve any such dispute as promptly as practicable prior to the Closing; provided, that the Closing shall not be delayed in the event of any such dispute and the Closing Statement as delivered by the Company shall be the basis for payments required at the Closing with respect to any such dispute that is not resolved. No failure by Buyer to dispute any portion of the Closing Statement prior to the Closing shall be considered agreement with the relevant amount set forth therein for purposes of preparing the Final Closing Statement or any component thereof.

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2.12 Funding of Escrow Amount.

(a) Prior to the Closing, Buyer, the Stockholders’ Agent and the Escrow Agent shall enter into an escrow agreement to provide for the escrow and distribution of the Escrow Amount as set forth in the Agreement, which escrow agreement shall be in a form reasonably acceptable to the parties and contain provisions typical and customary for escrow agreements with respect to similar transactions (the “Escrow Agreement”).

(b) [Intentionally Deleted]

(c) At the Closing, Buyer shall transfer and deposit, or cause to be transferred and deposited, with the Escrow Agent the following:

(i) the Purchase Price Adjustment Escrow Amount to be held for the purpose of securing the obligations of the Participating Stockholders set forth in Section 2.16(d);

(ii) the Indemnification Escrow Amount to be held for the purpose of securing the indemnification obligations of the Participating Stockholders set forth in Section 10.17(e);

(iii) the Stockholders’ Agent Expense Amount to be held for the purpose of funding any expenses incurred by the Stockholders’ Agent in connection with the administration of Stockholders’ Agent’s duties and the fulfillment of its obligations under this Agreement after the Effective Time; and

(iv) the Convertible Notes Payoff Amount to be held for the purpose of funding payment to the holders of the Convertible Promissory Notes at the Closing pursuant to Section 5.12.

2.13 Surrender and Payment.

(a) Paying Agent. Prior to the Effective Time, Buyer shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the paying agent in the Merger.

(b) Delivery of Cash Merger Consideration. At or prior to the Effective Time, Buyer shall deliver, or cause to be delivered, to the Paying Agent by wire transfer in immediately available funds, an amount sufficient to permit the payment of the Cash Merger Consideration for the benefit from and after the Effective Time of the Persons that are Participating Stockholders immediately prior to the Effective Time less the Indemnity Escrow Amount, the Price Purchase Adjustment Escrow Amount, and the Stockholder’s Agent Expense Amount (which amounts together with the Convertible Notes Payoff Amount, shall be transferred to the Escrow Agent by Buyer pursuant to Section 2.12(c)).

(c) Issuance and Delivery of Stock Merger Consideration.

(i) All Buyer Common Shares to be issued as part of the Stock Merger Consideration pursuant to Section 2.8 shall be delivered in book entry form unless otherwise agreed to by Buyer and the recipient thereof, and such issuance and transfer of ownership of such Buyer Common Shares shall be evidenced by delivery of such shares to the applicable holder by way of book entry transfer recorded in the stock register of Buyer.

(ii) All Buyer Common Shares to be issued as part of the Stock Merger Consideration pursuant to Section 2.8 shall (and any certificates or book-entry entitlements representing such Buyer Common Shares) be “restricted securities” within the meaning of Rule 144 under the Securities Act and shall bear the following legend to the extent applicable (along with any other legends that may be required under applicable Law):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

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(iii) The delivery of Stock Merger Consideration to any Participating Stockholder shall be subject to and conditioned upon such Participating Stockholder’s execution and delivery of a customary a 180-day lock-up agreement with the underwriters of the Buyer Public Offering with respect to the transfer or disposition of Buyer Common Shares received in connection with the Merger and entry into certain transactions involving securities related thereto.

(d) Certificate. At the Effective Time, all Company Capital Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate that immediately prior to the Effective Time represented any outstanding Company Capital Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of the Company other than as set forth herein.

(e) Exchange Procedures.

(i) As soon as reasonably practicable after the Agreement Date, Buyer or Paying Agent, as applicable, shall mail or otherwise deliver to each holder of Company Capital Shares (A) a letter of transmittal substantially in the form attached hereto as Exhibit B (the “Letter of Transmittal”), (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.8, and (C) any other customary documents as may reasonably be required pursuant to such instructions.

(ii) Buyer shall, or shall cause the Paying Agent to, no later than the later of the Closing Date or three (3) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, (A) pay to the holder of such Certificate the applicable portion of Cash Merger Consideration in accordance with Sections 2.8 less such holder’s Pro Rata Portion of each of the Indemnity Escrow Amount, the Price Purchase Adjustment Escrow Amount and the Stockholder’s Agent Expense Amount, and (B) issue to the holder of such Certificate the applicable portion of the Stock Merger Consideration in accordance with to Section 2.8, in each case, with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled.

(iii) No interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Company Capital Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.8. If any Certificate is presented to the Paying Agent after the Effective Time, it shall be cancelled and exchanged as provided in this Section 2.13(e).

(f) Payment to Other Persons. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Paying Agent any Transfer Tax or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(g) Unclaimed Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the Stockholders six (6) months after the Effective Time shall be returned to Buyer, upon demand, and any such Company Stockholder who has not exchanged Certificates for the applicable portion of Merger Consideration in accordance with this Section 2.13 prior to that time shall thereafter look only to Buyer for payment of the applicable Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Company Stockholders as of immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(h) No Further Ownership Rights in Company Capital Shares. The applicable portion of the Merger Consideration payable upon the surrender for exchange of Certificates in accordance with the terms hereof shall, when paid in accordance with the terms of this Agreement, be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Shares formerly represented by such Certificates, subject to the right to receive distributions of the Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement. As of the Effective Time, there shall be no further registration of transfer of Company Capital Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable portion of the Merger Agreement provided for, and in accordance with the procedures set forth, in this Article II.

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(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, providing to Buyer a written indemnity against any claim that may be made against Buyer with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration to be paid in respect of the Company Capital Shares formerly represented by such Certificate as contemplated under this Article II.

2.14 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

2.15 Withholding Rights. Each of the Paying Agent, Buyer, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law, including United States federal, state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, Buyer, Merger Sub or the Surviving Corporation, as the case may be, and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Buyer, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.16 Purchase Price Adjustment.

(a) Final Closing Statement. As soon as practicable, but in any event no later than sixty (60) days, after the Closing Date, Buyer shall deliver to the Stockholders’ Agent a statement, together with reasonable supporting detail (the “Final Closing Statement”), setting forth Buyer’s good faith calculation of the Final Purchase Price and the components thereof, including (i) Closing Indebtedness, (ii) Closing Net Working Capital, and (iii) Convertible Notes Payoff Amount. The Final Closing Statement shall be prepared in accordance with the Applicable Accounting Principles. For purposes of complying with the terms of this Section 2.16, after the delivery of the Final Closing Statement, Buyer and the Surviving Corporation shall make their respective Representatives reasonably available to the Stockholders’ Agent to discuss the Final Closing Statement and related supporting documentation described above during normal business hours.

(b) Final Closing Statement Review. If the Stockholders’ Agent disagrees with Buyer’s calculation of any item in the Final Closing Statement delivered pursuant to Section 2.16(a), the Stockholders’ Agent may, within thirty (30) days after delivery thereof, deliver a notice to Buyer setting forth its disagreement with such calculation together with the Stockholders’ Agent’s calculations in reasonable detail and its grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which the Stockholders’ Agent disagrees, and the Stockholders’ Agent shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 2.16(a). If a notice of disagreement shall be duly delivered pursuant to this Section 2.16(b), Buyer and the Stockholders’ Agent shall, during the thirty (30) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the notice of disagreement.

(c) Final Closing Statement Dispute Resolution. If Buyer and the Stockholders’ Agent are unable to reach such agreement during such period, then such disputes shall be referred to a firm of independent accountants of nationally recognized standing reasonably satisfactory to Buyer and the Stockholders’ Agent (the “Accountant”) for resolution. In resolving such dispute, the Accountant shall consider only those items or amounts in the Final Closing Statement as to which the Stockholders’ Agent has disagreed in the notice delivered to Buyer pursuant to Section 2.16(b). The Accountant shall be instructed by Buyer and the Stockholders’ Agent to use its best efforts to deliver to Buyer and the Stockholders’ Agent, as promptly as practicable, in any event no more than thirty (30) days after referral, a report setting forth its determination of such dispute. Such report shall be final and binding upon the Parties, absent manifest computational error. The Stockholders’ Agent and Buyer shall, and shall cause their respective Representatives to, cooperate and assist in such review conducted by the Accountant, including making available books, records and personnel. The fees and expenses of the Accountant shall be paid by the Stockholders’ Agent on behalf of the Company Stockholders (through payment from the Stockholders’ Agent Expense Fund), on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholders’ Agent or Buyer, respectively, bears to the aggregate amount actually contested by the Stockholders’ Agent and Buyer.

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(d) Post-Closing Adjustment.

(i) If the Closing Purchase Price is greater than the Final Purchase Price (such difference, the “Post-Closing Adjustment Shortfall Amount”), then Buyer and the Stockholders’ Agent shall, within three (3) Business Days of the determination of the Final Purchase Price in accordance with this Section 2.16, jointly instruct the Escrow Agent to pay the Post-Closing Adjustment Shortfall Amount to Buyer out of the Purchase Price Adjustment Escrow Fund by wire transfer in immediately available funds. If the amount of funds in the Purchase Price Adjustment Escrow Fund exceeds the Post-Closing Adjustment Shortfall Amount, then Buyer and the Stockholders’ Agent shall also jointly instruct the Escrow Agent to, after paying the Post-Closing Adjustment Shortfall Amount to Buyer, pay to each Participating Stockholder its Pro Rata Portion of the remaining amount of funds in the Purchase Price Adjustment Escrow Fund. If the Purchase Price Adjustment Escrow Fund is insufficient to cover the Post-Closing Adjustment Shortfall Amount, then Buyer and the Stockholders’ Agent shall jointly instruct the Escrow Agent to (i) distribute the entire Purchase Price Adjustment Escrow Fund to Buyer as provided above and (ii) pay an amount by which the Post-Closing Adjustment Shortfall Amount exceeds the amount in the Purchase Price Adjustment Escrow Fund to Buyer out of the Indemnity Escrow Fund (up to the amount in the Indemnity Escrow Fund) by wire transfer in immediately available funds. Buyer and the Company agree that the Purchase Price Adjustment Escrow Fund and the Indemnity Escrow Fund shall not be the sole source of Buyer’s right to the Post-Closing Adjustment Shortfall Amount, and that the Participating Stockholders shall be severally and not jointly liable for their respective Pro Rata Portion of any shortfall after application of the foregoing.

(ii) If the Final Purchase Price is greater than the Closing Purchase Price (such excess amount, the “Post-Closing Adjustment Excess Amount”), then the Company Stockholders shall be entitled to receive such excess amount, and Buyer shall, within five (5) Business Days of the determination of the Final Purchase Price in accordance with this Section 2.16, pay to the Paying Agent an amount equal to the Post-Closing Adjustment Excess Amount which shall be distributed to the Company Stockholders as Cash Merger Consideration in accordance with Section 2.8. Concurrently with the payment of the Post-Closing Adjustment Excess Amount, Buyer and the Stockholders’ Agent shall also jointly instruct the Escrow Agent to pay to each Participating Stockholder its Pro Rata Portion of the remaining amount of funds in the Purchase Price Adjustment Escrow Fund.

(e) Payment of Post-Closing Adjustment. Any payment required pursuant to Section 2.16(d) shall be made as soon as practicable, and in any case within five (5) Business Days, after the party or parties required to make such payment receives payment instructions from the other party. If any payment is not made on or prior to such date, such unpaid amount shall thereafter bear interest at the prime rate as published in the Wall Street Journal Table of Money Rates on such date and the non-paying party or parties shall reimburse the other party for the reasonable costs and expenses actually incurred in connection with the collection of such amounts.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the Company Disclosure Schedules, the Company hereby represents and warrants to Buyer, as of the Agreement Date and as of the Closing, as follows:

3.1 Organization and Standing. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own or lease its assets and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so licensed or qualified in any such jurisdiction would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The Company has made available to Buyer complete and correct copies of the Organizational Documents and such documents are in full force and effect. The Company is not in violation of any of the provisions of the Organizational Documents.

3.2 No Subsidiaries. The Company does not have any Subsidiaries. The Company does not own, directly or indirectly, any stock, partnership interest, joint venture or other equity investment or interest in any other Person or any interest convertible or exchangeable for any of the foregoing.

3.3 Authorization and Enforceability. The execution and delivery by the Company of this Agreement, the Company’s performance of its obligations hereunder, and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of the Company. The Company Board has (a) adopted a resolution approving this Agreement and declaring its advisability, (b) determined that in its opinion the Merger is advisable and in the best interests of the stockholders of the Company, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement. Upon effectiveness of the Written Consent, the Company will have obtained the necessary consent and approval of this Agreement from the stockholders of the Company as required by the Organizational Documents and applicable Laws, and no additional consent or approval will be required from any stockholder of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and conditions, except as may be limited by the Bankruptcy and Equity Exception.

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3.4 Noncontravention. The execution and delivery of this Agreement by the Company, the Company’s performance hereunder, and the consummation of the Transactions do not and will not (a) conflict with, violate or result in a breach of any provision of the Organizational Documents, (b) violate or constitute a breach of or default (with notice or lapse of time, or both), permit termination, modification or acceleration, or cause the forfeiture of any right, under any provision of any Contract to which the Company is party or by which any of its properties or assets are bound, (c) assuming compliance with the matters referred to in Section 3.5, conflict with or violate any Law applicable to the Company or any Order of any Governmental Authority by which the Company is bound, or by which any of its properties or assets are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any property or assets of the Company, except, in the case of clauses (b), (c) and (d), for any such items that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.5 Consents and Governmental Approvals. Other than as set forth in Section 3.5 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement, the Company’s performance hereunder, and the consummation of the Transactions do not require (a) any notice or Consent under any Contract to which the Company is party or by which any of its properties or assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to be material to the Company, or (b) any Governmental Approval, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, reasonably be expected to be material to the Company.

3.6 Capitalization.

(a) Section 3.6(a) of the Company Disclosure Schedules sets forth (i) the authorized shares of capital stock of the Company, the number of shares of each class or series of capital stock issued and outstanding, the owners thereof and the number of the Company Common Shares reserved for issuance in connection with employee stock option, benefit and dividend reinvestment plans, and (ii) all options, warrants, rights to subscribe to, contracts, undertakings, arrangements and commitments to issue which may result in the issuance of equity securities of the Company (other than this Agreement, the Certificate of Incorporation, the ROFR and Co-Sale Agreement and the Investors Rights Agreement), in each case, setting forth the identity of the holder thereof, the exercise or similar price and the date of expiration or termination thereof.

(b) Company Capital Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the issued and outstanding Company Capital Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free and clear of any Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances), and (iii) are not subject to preemptive rights or rights of first refusal created by statute, the Organizational Documents or any Contract to which the Company is a party (other than the ROFR and Co-Sale Agreement).

(c) Except as set forth in Section 3.6(a) of the Company Disclosure Schedules, the Company does not have any outstanding (i) shares of capital stock or other voting or equity interests, (ii) securities convertible into, or exchangeable or exercisable for, shares of capital stock of or other voting or equity interests, (iii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company to issue, acquire, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company, (iv) obligations of the Company to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company, (vi) contractual obligations or commitments of any character requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company, or (vii) obligations of any kind with respect to any phantom stock rights, phantom stock appreciation rights or other phantom equity interest related to the capital stock of the Company (all such securities and claims or interests with respect to the equity securities of the Company, the “Company Securities”). Other than this Agreement, the Investors Rights Agreement, the ROFR and Co-Sale Agreement and the Voting Agreement, the Company is not party to and there is not any Contract, right of first refusal, right of first offer, preemptive right, co-sale right, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale, redemption or voting of any shares of capital stock or other equity ownership interests of the Company, or any securities convertible into or exchangeable or exercisable for any shares of capital stock or other equity ownership interests of the Company. No issued and outstanding Company Securities were issued in violation of any applicable Law other than de minimis violations, if any. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

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3.7 Tax Matters.

(a) The Company has (i) duly filed, or caused to be duly filed, all income and other material Tax Returns that it was required to file pursuant to applicable Law (taking into account any extensions of time with which to file such Tax Returns), and (ii) paid or caused to be paid all Taxes due and payable, whether or not shown as due on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP).

(b) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed in writing by any Tax Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which the Company has established an adequate reserve on the Company Financial Statements in accordance with GAAP. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is still in effect, nor has any request been made in writing for any such extension or waiver, except with respect to any automatic extension of time to file any Tax Return (including any request for such extension).

(c) The income and franchise Tax Returns of the Company through the taxable year ended 2012 for Federal Tax Returns and 2011 for State of California Tax Returns have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company in respect of any Tax. The Company has not received from any U.S. federal, state, local or non-U.S. Tax Authority (including jurisdictions where the Company has not filed Tax Returns) any unresolved written (i) notice indicating an intent to open an audit or other review or (ii) request for information related to Tax matters.

(e) The Company has properly withheld, and paid over to the appropriate Tax Authority, all Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any Employee, independent contractor, creditor, stockholder, vendor or other Person.

(f) There are no Liens for Taxes on any of the assets of the Company other than Permitted Encumbrances.

(g) No written claim has been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h) The Company has not requested or received any private letter ruling from the Internal Revenue Service or comparable rulings with respect to any Tax from any Governmental Authority.

(i) The Company has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was the Company). The Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise. The Company has never been a party to any joint ventures, partnership or other agreement that would be treated as a partnership for Tax purposes. The Company is not a party to any Tax Sharing Agreement.

(j) The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws for any Post-Closing Tax Period by reason of a change in accounting method or otherwise for a Pre-Closing Tax Period. The Company will not be required to include in income, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, or (iv) installment sale, open transaction or prepaid amount made or received on or prior to the Closing Date.

(k) The representations and warranties set forth in this Section 3.7 and (to the extent expressly relating to Tax) Sections 3.15 and 3.16 shall constitute the sole and exclusive representations and warranties of the Company as to Tax matters.

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3.8 Financial Information. The Company has delivered to Buyer true, complete and correct copies of the following financial statements of the Company: (a) the audited balance sheet of the Company as of December 31, 2015 and 2016, and the related statements of income, changes in equity and cash flows for the years ended December 31, 2015 and 2016, and (b) the unaudited balance sheet of the Company as of June 30, 2017 (the “Recent Balance Sheet Date”), and the related unaudited statements of income, changes in equity and cash flows, respectively, for the six-month period ended on such Recent Balance Sheet Date (collectively, the “Company Financial Statements”). The balance sheets and the notes thereto contained in the Company Financial Statements present fairly in all material respects the financial condition of the Company as of the dates thereof, and the related statements of income, changes in equity and cash flows present fairly in all material respects the income, changes in equity and cash flows for the periods then ended (except, in each case, as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP). The Company Financial Statements were prepared in conformity with GAAP, applied on a consistent basis during the periods involved, subject to such exceptions as may be indicated in the notes thereto. The Company maintains a system of internal accounting controls over financial reporting that are designed and intended to provide adequate assurance regarding the reliability of financial reporting, including policies and procedures that are reasonably designed to ensure (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are recorded accurately, and that receipts and expenditures of the Company are being made in accordance with appropriate authorizations of management, and (iii) prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company.

3.9 Absence of Undisclosed Liabilities. The Company does not have any Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (a) reflected or reserved for on the unaudited financial statements of the Company as of, and for the six-month period ended on the Recent Balance Sheet Date, (b) that may have arisen in the Ordinary Course of Business since the Recent Balance Sheet Date, or (c) which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.10 Absence of Certain Changes or Events.

(a) Since the Recent Balance Sheet Date, (i) the Company has conducted the Business in the Ordinary Course of Business and (ii) there has not been any action taken by the Company that, if taken during the period from the Agreement Date through the Closing without Buyer’s consent, would constitute a material breach of Section 5.2(b).

(b) Since the Recent Balance Sheet Date, there has not been any Material Adverse Effect or any change, effect, event, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

3.11 Property.

(a) The Company does not directly or indirectly own any real property.

(b) Section 3.11(b) of the Company Disclosure Schedules sets forth a list of all real property and interests in real property leased or subleased, or otherwise used or occupied, by the Company (the “Leased Real Property” and any leases, subleases and other material agreements in respect thereof, the “Real Property Leases”). Each Real Property Lease is valid, binding and in full force and effect (except as may be limited by the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, the Company has good and valid leasehold interests in each such Leased Real Property free and clear of all Liens other than Permitted Encumbrances. Except as set forth in Section 3.11(b) of the Company Disclosure Schedules, there is not, under any Real Property Lease, any material monetary or non-monetary default (or event or condition which, with notice or lapse of time or both, would constitute such a default) by the Company, or by any other party to any such Real Property Lease. The Company has disclosed in the Data Room true, correct and complete copies of all Real Property Leases.

(c) The material personal property owned, leased and licensed by the Company (the “Personal Property”) and the Leased Real Property include (i) all the properties and assets reflected in the Company Financial Statements and (ii) all the properties and assets purchased by the Company since the Recent Balance Sheet Date, except for such properties or assets sold, used up or disposed of in the Ordinary Course of Business. The properties and assets owned, leased or licensed by the Company include all properties and assets used in the Business. The offices and other structures of the Company and the Personal Property are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put. The interests of the Company in the Leased Real Property and the Personal Property are free and clear of all Liens, except for Permitted Encumbrances.

3.12 Litigation. There is no action, suit or Proceeding pending against or, to the Knowledge of the Company, threatened in writing against, the Company, before or by any court or arbitrator or any governmental body, agency or official, which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

3.13 Insurance. Section 3.13 of the Company Disclosure Schedules lists the insurance policies that are maintained by the Company as of the Agreement Date (the “Insurance Policies”). All the Insurance Policies are in full force and effect and are of the type and are, to the Knowledge of the Company, in amounts customarily carried by Persons conducting businesses similar to the Company in the jurisdictions in which it conducts business. The Company is not in default with respect to the payment of any premiums under any Insurance Policy in any respect which would reasonably be expected to be, individually or in the aggregate, result in a Material Adverse Effect.

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3.14 Compliance with Laws.

(a) The Company is not, and during the past three (3) years has not been, in violation of any Law or Order of any Governmental Authority applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Company’s properties or assets, except for such violations as would not, individually or in the aggregate, reasonably be expected to be result in a Material Adverse Effect.

(b) Neither the Company nor, to the Knowledge of the Company, any Representative of the Company or any stockholder acting on behalf of it has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, to the extent applicable, or any other similar and applicable anti-corruption or anti-bribery Law, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment in violation of any applicable Law.

(c) The business of the Company is currently, and during the past three (3) years has been, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all applicable money laundering statutes of all jurisdictions in which such compliance is required, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing.

(d) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee of the Company is currently the target of any United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(e) The representations and warranties set forth in the other sections of this Article III and relating to compliance with laws as to the respective subject matters addressed in such other sections shall be the sole and exclusive representations and warranties as to such respective subject matters, and this Section 3.14 shall not be deemed to contain representations and warranties regarding the subject matters addressed in such other sections.

3.15 Labor and Employee Matters; Employment Law Compliance.

(a) The Company has provided Buyer with a true, complete and accurate list of full-time employees and part-time employees as of the most recent payroll period ending not less than three (3) Business Days prior to the Agreement Date that the Company employs as of such date and a list of individual consultants or independent contractors whom the Company engages as of such date.

(b) As of the Agreement Date, no Company Key Employees has resigned or, to the Knowledge of the Company attributable to any other Company Key Employee, made known his or her intention to resign.

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Schedules, (i) to the Knowledge of the Company, the Company is, and for the last three (3) years has been, in compliance with all Laws respecting labor and employment, including employee health and safety, terms and conditions of employment, discrimination, disability rights or benefits, employee leave issues, equal opportunity, affirmative action, hiring, promotion, pay, ERISA, employee and independent contractor classification, classification as exempt from overtime laws, all other wage and hour Laws, workplace safety, workers’ compensation, unemployment insurance and employees’ rights to engage in or refrain from engaging in collective bargaining and/or other concerted activity with respect to terms and conditions of employment, except where noncompliance would not have a Material Adverse Effect, and (ii) there is no Proceeding against the Company pending or, to the Knowledge of the Company, threatened relating to any employment-related matter or arising under any of the Laws referred to in the preceding clause (i), except as would not otherwise have a Material Adverse Effect.

(d) The Company is not party to any collective bargaining agreement or other Contract with any labor organization, union, or works council (each, a “Labor Agreement”), or pursuant to which the Company is required to make pension fund contributions, including a participation agreement with or concerning any employee pension or welfare benefit plan No Employees of the Company are represented by a union, works council or a labor organization and, to the Knowledge of the Company, there are no activities or proceedings of any union or other labor organization to organize or become the collective bargaining representative of any Employees not already covered by a Labor Agreement or replace any existing collective bargaining representative. The Company has made available to Buyer in the Data Room copies of each Labor Agreement, along with any amendments, side letters, memoranda of understanding or addendums thereto, as well as any arbitration awards and grievance settlements regarding the interpretation and enforcement of any Labor Agreement.

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(e) Except as would not otherwise have a Material Adverse Effect, in the last five (5) years, the Company (i) has not had any unfair labor practice charge filed or complaint issued against it, or, to the Knowledge of the Company threatened, before any court or arbitrator, or Governmental Authority, including the National Labor Relations Board or the U.S. Department of Labor, that remains unresolved, (ii) has not experienced, or, to the Knowledge of the Company, received any threat of, any strike, labor disturbance or work stoppage by Employees, or (iii) to the Knowledge of the Company, does not have currently pending against it any material, unresolved grievance filed by or on behalf of an Employee nor any labor organization, union or association representing or seeking to represent any such Employee.

(f) The representations and warranties set forth in this Section 3.15 and in Section 3.16 (in each case to the extent expressly relating to Tax) and in Section 3.7 shall constitute the sole and exclusive representations and warranties of the Company as to Tax matters.

3.16 Employee Benefits.

(a) Section 3.16(a) of the Company Disclosure Schedules contains a complete and accurate list of each material Benefit Plan.

(i) All Benefit Plans have been operated and administered in accordance with their terms and applicable Law (including ERISA and the Code) in all material respects, and each Benefit Plan intended to be qualified under Section 401(a) of the Code has received an opinion or determination letter from the U.S. Internal Revenue Service or is in the form of a prototype or volume submitter plan that has received a favorable opinion letter from the Internal Revenue Service, and no circumstances exist, to the Knowledge of the Company, which would reasonably be expected to result in disqualification.

(ii) With respect to each Benefit Plan, the Company has delivered or made available to Buyer correct and complete copies of, if applicable (i) all documents embodying or governing such Benefit Plan and any trust agreement, insurance policy or adoption agreement entered into thereunder or related thereto, (ii) the most recent summary plan description, (iii) the three (3) most recent annual reports on Forms 5500, including all attachments thereto filed with the Internal Revenue Service and discrimination testing results, (iv) the most recent actuarial valuation or benefit statement, and (v) the most recent determination or opinion letter issued by the Internal Revenue Service.

(b) Neither the Company nor its ERISA Affiliates has ever maintained any employee benefit plan, program or arrangement which has been subject to Title IV of ERISA (including any Multiemployer Plan or multiple employer plan).

(c) The Company is not and has not been in the past six (6) years subject to liability under Title I of ERISA or Section 4975 of the Code by reason of any transaction involving the assets of one or more employee benefit plans subject to Title I of ERISA or plans subject to Section 4975 of the Code.

(d) Section 3.16(d) of the Company Disclosure Schedules sets forth a list of all equity and equity-based compensation awards that have been issued to any current director, officer, employee or individual independent contractor of the Company with respect to the equity interests of the Company (each an “Equity-Based Award”), and for each Equity Based Award, (i) the holder thereof, (ii) the applicable vesting schedule and the portion, if any, of the award that is vested, and (iii) the treatment of the award in connection with the consummation of the Transactions. As of the Closing, each Equity-Based Award shall have been cancelled and terminated.

(e) Except as provided on Section 3.16(e) of the Company Disclosure Schedules, there exists no Unfunded Pension Liability with respect to any Pension Plan. With respect to each Pension Plan, (i) to the Knowledge of the Company, no condition exists that would reasonably be expected to result in any such Pension Plan being terminated, (ii) each Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code, whether or not waived, (iii) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any such Pension Plan and (iv) the Company has not received any communication from any governmental authority which would reasonably be expected to presage a requirement for contributions or funding guaranties with respect to any such Pension Plan excess of the minimum required contribution determined under Section 430 of the Code.

(f) Except as set forth on Section 3.16(f) of the Company Disclosure Schedules, the execution of this Agreement and the Transactions will not (either alone or upon the occurrence with any additional or subsequent events) result in any payment (whether of severance pay or otherwise), acceleration of vesting, forgiveness of indebtedness, distribution, increase in benefits or obligation to fund benefits with respect to any person providing services to the Company.

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(g)  No material payment or benefit which will be made by the Company or any of its Affiliates in connection with the Transactions to any person providing services to the Company would reasonably be expected to result in any “parachute payment” under Section 280G of the Code.

(h)  With respect to each Benefit Plan that is subject to Section 409A of the Code, (i) each Benefit Plan document complies in form with Section 409A of the Code, (ii) such Benefit Plan has been maintained and administered in a manner consistent with avoiding adverse Tax consequences under Section 409A of the Code and (iii) the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence with any additional or subsequent events) result in such adverse Tax consequences under either Section 409A or Section 457A of the Code.

(i)  The Company does not have any obligation to provide health benefits to any Employee following termination of employment, except employee-paid continuation coverage required under Section 4980B of the Code (or equivalent state Law). The Company and its ERISA Affiliates have at all times maintained compliance with Code Section 4980H in all material respects and with all material aspects of the Affordable Care Act, and no circumstances of noncompliance exist that could result in the imposition of any material Tax, penalty or fine.

(j)  The representations and warranties set forth in this Section 3.16 and in Section 3.15 (in each case to the extent expressly relating to Tax) and in Section 3.7 shall constitute the sole and exclusive representations and warranties of the Company as to Tax matters.

3.17  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company is, and for the past five (5) years has been, in compliance with all Environmental Laws, and is, and for the past five (5) years has been, in possession of and in compliance with all Company Permits required thereunder, and (b) the Company has not received any written notice, claim or other demand or inquiry from any Governmental Authority or other Person that remains outstanding, alleging that the Company is in material violation of or may have any material liability under any Environmental Laws, and there are no events or circumstances that may reasonably be expected to result in such a notice, claim or other demand or inquiry in the future, or any liability or obligation against or affecting the Company.

3.18  Material Contracts.

(a)  Section 3.18 of the Company Disclosure Schedules lists each of the following written Contracts (and any and all amendments or waivers thereto) of the Company in effect as of the Agreement Date (the “Material Contracts”):

(i)  with the exception of any employment Contracts, all Contracts involving the payment or receipt of amounts by the Company in excess of $50,000 in any calendar year since January 1, 2014 or more than $50,000 in the aggregate over the remaining term of such Contract;

(ii)  all Contracts relating to the licensing of music, sound recordings or other media content that involved payment or receipt of amounts by the Company in excess of $50,000 in any calendar year since January 1, 2014 (collectively, the “Content Agreements”);

(iii)  all Intellectual Property Agreements and other Contracts involving the purchase, license or sublicense of any Intellectual Property Rights, Intellectual Property or related services from third parties and payment of amounts by the Company in excess of $50,000 in any calendar year since January 1, 2014;

(iv)  all Intellectual Property Agreements and other Contracts involving the distribution, license or sublicense of the Company’s Intellectual Property, products or services to third parties that involve receipt of amounts by the Company in excess of $50,000 in any calendar year since January 1, 2014;

(v)  all Contracts relating to Indebtedness of the Company;

(vi)  all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)  all joint venture, partnership or similar agreements or arrangements, including those involving a sharing of profits, losses, costs or liabilities with any third party that involved payment or receipt of amounts by the Company in excess of $50,000 in any calendar year since January 1, 2014;

(viii)  all Contracts listed under Section 3.18(a)(i) of the Company Disclosure Schedules that contain continuing indemnification, guarantee, earn-out or other contingent payment obligations;

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(ix)  any Contract for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation) of assets or share capital or other equity interests of another Person, for a consideration in excess of $50,000 since January 1, 2014;

(x)  all Contracts with a Governmental Authority;

(xi)  any Contract that will be terminated or varied upon a change of control of the Company, or will subject the Company’s consummation of the Transactions to the consent of any third party or any payment to any third party;

(xii)  all Contracts between the Company and any current Employee relating to the employment of, or the performance of employment related services by, such Employee, but not including (A) Contracts that provide for employment that is terminable “at will” and that are without severance or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (B) individual Company Option agreements, and (C) Benefit Plans;

(xiii)  all Contracts between or among the Company, on the one hand, and any Related Party, on the other hand involving payment or receipt of amounts by the Company in excess of $50,000 in any calendar year since January 1, 2014; and

(xiv)  with the exception of any employment Contracts, all other Contracts, whether or not made in the Ordinary Course of Business, that are necessary to operate any of the businesses or facilities of, or otherwise material to, the Company, or involve payment or receipt of amounts by the Company in excess of $50,000 in any calendar year since January 1, 2014.

(b)  A true and complete copy of each Material Contract has been made available to Buyer in the Data Room. Each of the Material Contracts is the valid and binding obligation of the Company party thereto and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect, enforceable against the Company, as the case may be, and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception. There is not in existence, under any Material Contract, any material default or event of default (or event or condition which, with notice or lapse of time or both, would constitute such a material default or event of default) by the Company, as applicable, or, to the Knowledge of the Company, by the other parties to any such Material Contract. The Company has not, and, to the Knowledge of the Company, any other parties to any such Material Contract have not provided or received any written notice of any intention to terminate any such Material Contract.

(c)  To the Knowledge of the Company, there are no pending unresolved claims for indemnification as of the Agreement Date under any Contract of the Company, and there is not in existence any fact or circumstance as of the Agreement Date that would reasonably be expected to give rise to a claim for indemnification under any current Contract of the Company, which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

3.19  Licenses and Permits. The Company possesses all Governmental Approvals required to lawfully conduct its Business pursuant to applicable Law and to own and use its properties and assets in the manner in which such properties and assets are currently owned and used (the “Company Permits”). The Company is in compliance in all material respects with the terms of the Company Permits. Each Company Permit is valid and in force and effect. No Company Permit will cease to be effective as a result of the Transactions and no suspension or cancellations of any such Company Permit is pending or, to the Knowledge of the Company, threatened.

3.20  Intellectual Property.

(a)  The Company owns all right, title, and interest in and to or, to the Knowledge of the Company, possesses valid and legally enforceable licenses to rightfully use, all Intellectual Property and Intellectual Property Rights currently used or held for use by the Company in connection with the Business. The Company is the sole and exclusive owner of, and has good, valid, and marketable title to, all Owned Intellectual Property free and clear of any Lien. To the Knowledge of the Company, the Owned Intellectual Property and the Licensed Intellectual Property together constitute all the Intellectual Property and Intellectual Property Rights used in or necessary for the operation of the Business.

(b)  To the Knowledge of the Company, the Company has not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third party and the conduct of the Business does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party. The Company has not received any written notice, allegation, or claim (including “cease and desist” letters) in the Look Back Window (as defined below), and to the Knowledge of the Company, Company is unaware of any threatened notice, allegation, or claim alleging infringement, misappropriation, dilution or other violation of or conflict with any Intellectual Property or Intellectual Property Rights of a third Person, or that any default exists under any Intellectual Property Contract (excluding Intellectual Property Contracts regarding sound recordings and musical compositions). As used here, the term “Look Back Window” means the six (6) years immediately prior to the date hereof for allegations of patent infringement and three (3) years immediately prior to the date hereof for all other allegations. The Company has complied with all written takedown notices (e.g., from a record label or third party rights holder) regarding the reproduction, distribution, performance, display, publication or other use or exploitation of sound recordings and/or musical compositions. To the Knowledge of the Company, (i) no third party has infringed, misappropriated, diluted or otherwise violated, or is currently misappropriating, infringing, diluting or otherwise violating, any Owned Intellectual Property; and (ii) no other Person is using the Owned Intellectual Property without a valid written Contract from the Company.

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(c)  No unresolved Proceeding has been instituted, nor is there any Proceeding that is pending or to the Knowledge of the Company is threatened that (i) challenges the rights of the Company in respect of any Intellectual Property or Intellectual Property Rights, (ii) asserts that the Company or the exercise by the Company of any right, title, or interest in, to or under any Intellectual Property or Intellectual Property Rights is, was, or will be infringing, misappropriating, or otherwise in violation of any Intellectual Property Rights, or that the Company is required to pay any royalty, license fee, charge, or other amount or take any action with regarding to Intellectual Property or Intellectual Property Rights, or (iii) claims that any default exists under any Intellectual Property Contract. None of the Owned Intellectual Property has been subject to an Order. To the Knowledge of the Company, none of the Licensed Intellectual Property (excluding Off-the Shelf Software, sound recordings and musical compositions) has been subject to any Order that would reasonably be expected to result in a Material Adverse Effect. The Company has not been the subject of any Order in respect of any Intellectual Property Rights of a third Person.

(d)  Section 3.20(d) of the Company Disclosure Schedules sets forth a true and complete list of all of the Company’s issued patents and patent applications, trademark registrations and applications therefor, copyright registrations and applications therefor and Internet domain names (collectively, the “Company Registered IP”), in each case, included in the Owned Intellectual Property, specifying for each item the owner thereof, the registration or application number, the registration or application date, and the applicable filing jurisdiction (or, in the case of a domain name, the applicable domain name registrar). All registration, maintenance and renewal fees related to the Company Registered IP that are currently due or due within thirty (30) days after the Closing Date have been paid and all documents and certificates related thereto have been filed with the relevant Government Authority or other authorities in the United States or foreign jurisdictions, as the case may be.

(e)  To the Knowledge of the Company, no facts or circumstances exist that would render any Company Registered IP invalid or unenforceable. Without limiting the foregoing, to the Knowledge of the Company, no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, exists that would render any of the Company Registered IP invalid or unenforceable, or would adversely affect any pending application for any Company Registered IP, and to the Knowledge of the Company, there has not been any misrepresentation of or failure to disclose any fact or circumstance in any application for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of such Company Registered IP.

(f)  In each case in which the Company has acquired any Company Registered IP, the Company has recorded each such assignment with the relevant Governmental Authority to the extent such recordation is necessary for title, and/or to enforce such Company Registered IP (including against bona fide purchasers for value without knowledge of Company’s ownership in and to such Company Registered IP).

(g)  There are no Proceedings (other than ex parte prosecution proceedings) before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere in the world concerning any Company Registered IP.

(h)  The Company has taken commercially reasonable steps in accordance with normal industry practice to maintain and protect the Owned Intellectual Property, including to maintain and safeguard the confidentiality of all Intellectual Property (excluding the Company Registered IP) the value of which to the Company is contingent upon maintaining and safeguarding the confidentiality thereof and which, if disclosed to third parties would have a materially adverse effect on the Business (“Confidential Intellectual Property”), and no such Confidential Intellectual Property has been disclosed other than to pursuant to written confidentiality agreements.

(i)  Each director, officer, current and former Employee, consultant and contractor of the Company who has been involved in, or who has contributed to, the creation or development of any Owned Intellectual Property has executed and delivered an agreement regarding the protection of such Owned Intellectual Property and providing written assignments of such Owned Intellectual Property to the Company. To the Knowledge of the Company, there has not been any breach by any such director, officer, current and former Employee, consultant and contractor of the Company of any such agreement. True and complete copies of the forms of such agreements and assignments have been made available to Buyer in the Data Room. No director, officer, current and former Employee, consultant and contractor of the Company has any right, claim or interest to any of the Owned Intellectual Property. No third Person that jointly developed any Owned Intellectual Property has retained any right, title, or interest in and to the same. The source code for the Software within the Owned Intellectual Property has not been disclosed, delivered, or made available to any Person who was not an employee at the time of disclosure, and the Company has not promised to or is under any obligation to provide or disclose such source code to any such Person.

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(j)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the loss or impairment of any Owned Intellectual Property or any Licensed Intellectual Property, give rise to any right of any third party to terminate any Intellectual Property Agreements, or require payment of any kind to any third Person.

(k)  No Owned Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, then-faculty, or then-students of a university, college, other educational institution or research center was used in the development of any Owned Intellectual Property.

(l)  No Person who has licensed Intellectual Property (except Public Software) or Intellectual Property Rights to the Company has ownership rights or license rights to improvements, alterations, modifications, adaptations, and/or derivative works made by or for the Company.

3.21  Software.

(a)  The Software owned, or purported to be owned by the Company (collectively, the “Owned Software”), was either (i) developed by Employees within the scope of their employment by the Company, (ii) developed by independent contractors who have assigned all of their right, title and interest therein to the Company pursuant to written agreements, or (iii) otherwise acquired by the Company from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein.

(b)  Each of the Company’s existing and currently supported and marketed Software performs, in all material respects, the functions described in any agreed specifications or other information provided to customers of the Company on which such customers relied when purchasing, licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by the Company in the course of providing customer support without further liability to the Company, as the case may be.

(c)  The Company has not exported or transmitted Software or other material in connection with the Business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Government Approvals.

(d)  To the Knowledge of the Company, the Owned Software is free of any disabling codes or instructions (“Disabling Codes”), and any viruses, or other contaminants (“Contaminants”), that may, or may be used to, access, modify, delete, damage or disable any IT Assets. The Company has taken reasonable steps and implemented reasonable procedures to ensure that the IT Assets are free from Disabling Codes and Contaminants.

(e)  No Public Software was, or is, incorporated or distributed, in whole or in part, in conjunction with the Owned Software in a manner that would reasonably be expected to require any source code for the Owned Software to be publicly disclosed. “Public Software” means any Software that is distributed as free software, open source software or similar licensing or distribution models requires that the software covered by the license or any software incorporated into, based on, (including software licensed or distributed under any of the following licenses or: (I) GNU’s General Public License or Lesser/Library GPL; (II) the Artistic License; (III) Mozilla Public License; (IV) Netscape Public License; (V) Sun Community Source/Sun Industry Standard License; (VI) BSD License; and (VII) Apache License).

3.22  IT Assets.

(a)  The IT Assets are sufficient for the needs of and operate and perform in a manner that permits the Company to conduct their business as currently conducted, including as to capacity, scalability and ability to process current reasonably anticipated peak volumes in a timely manner.

(b)  The Company has taken commercially reasonable actions, consistent with current industry standards and their obligations to third parties, to protect the confidentiality, integrity and security of the IT Assets and all information and transactions stored or contained therein or transmitted thereby such as but not limited to Personally Identifiable Information (as defined below) against any unauthorized use, access, interruption, modification, corruption, or loss, including (i) implementation of procedures designed to take and store on site and off site of backup copies of critical data on a regular basis; and (ii) implementation of a security plan that is intended to (A) identify internal and external risks to the security of the confidential information included in the Personally Identifiable Information maintained by, or provided to the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as data encryption) and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Law in the case of any breach of security with respect to sensitive information, including Personally Identifiable Information. To the Knowledge of the Company, there has been no unauthorized use, access, interruption, modification or corruption of the IT Assets or any information or transactions stored or contained therein or transmitted thereby.

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(c)  In the eighteen (18) months immediately prior to the date hereof, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any of the IT Assets that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of the IT Assets or the operation of the Business.

3.23  Privacy Laws; Collection and Use.

(a)  The Company is in compliance in all material respects with all applicable Law, and its contractual obligations governing the collection, interception, retention, disclosure, storage, receipt, purchase, sale, transfer, disposal, processing and use (“Collection and Use”) of all data or information constituting the personal information of any natural person (including Employees) that has been collected or otherwise obtained by Company, including all such information subject to any applicable Law regarding the privacy of financial, credit, medical or other information (including name, address, telephone number, fax number, electronic mail address or other contact information, social security or insurance numbers, bank account number or credit card numbers, racial or ethnic origin, political opinions, religious or philosophical beliefs, trade or labor union membership, physical or mental health, sexual life, criminal offenses or any data that would identify any natural person), together with any other information about a natural person that is combined with or linked to any of the foregoing information, (collectively, “Personally Identifiable Information”).

(b)  The Company’s Collection and Use of such Personally Identifiable Information are in accordance in all material respects with the Company’s privacy policy (or applicable terms of use) as published on its website or any other privacy policies (or applicable terms of use), documents, or promises or representations presented to or impliedly agreed to with Employees, consumers or customers (actual or potential), or other Persons and to which the Company is bound or otherwise subject and any contractual obligations of the Company to its customers (actual or potential), Employees, or other persons or entities regarding privacy, security or confidentiality (collectively, “Personally Identifiable Information Obligations”). The Company does not use, collect or receive social security numbers other than in the ordinary course of its payroll practices.

(c)  The execution or delivery of this Agreement or the performance of the obligations hereunder will not violate any applicable Law or any of the Company’s Personally Identifiable Information Obligations, except for such violation as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)  The Company has used commercially reasonable efforts to ensure that all providers of information technology services (the “IT Providers”) to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personally Identifiable Information, have implemented and maintained commercially reasonably administrative, technical, and physical safeguards to prevent the loss, alternation, or destruction of, or unauthorized access to or disclosure of such sensitive information. To the Knowledge of the Company, no IT Provider has experienced any breach of security of otherwise unauthorized use or access by or disclosure to third Persons by any such IT Provider or its employees, consultants, or contractors with respect to any Personally Identifiable Information in the possession, custody, or control of any such IT Provider that is maintained for the Company.

3.24  Related Party Transactions. Except as set forth on Section 3.24 of the Company Disclosure Schedules, no Related Party (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the businesses, activities or operations of the Company, or (b) is a party to any Contract (except for employment agreements and related compensation arrangements entered into in the ordinary course of business and on substantially arm’s length terms) with the Company.

3.25  Brokers and Finders. Except for Houlihan Lokey, neither the Company, nor any of its officers, directors or Employees, (a) has employed any broker or finder, or (b) has incurred any liability for any brokerage fees, commissions or finders’ fees or expenses or indemnification or similar obligations in connection with the Transactions.

3.26  Exclusivity of Representations and Warranties of Company . The representations and warranties set forth in this Article III (including the related portions of the Company Disclosure Schedules) constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions. Without limiting the foregoing, the Company makes no representation or warranty regarding any projection or forecast delivered by or on behalf of the Company to Buyer and/or Merger Sub.

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Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to the Company, as of the Agreement Date and as of the Closing, as follows:

4.1  Organization and Good Standing. Each of Buyer and Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer (a) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (b) is duly qualified and in good standing to transact business in each jurisdiction in which the ownership or leasing of its properties or the present or proposed conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Merger Sub’s ability to consummate the Transactions. Copies of the Articles of Incorporation and By-Laws of Buyer with all amendments thereto, as of the Agreement Date, have been filed as part of the Buyer SEC Documents and such copies are accurate and complete as of the Agreement Date. Buyer is not in any material violation of any of the provisions of such organizational documents.

4.2  Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated herein or as required pursuant to applicable Law. All issued and outstanding shares of capital stock of Merger Sub are validly issued and outstanding and is, and at the Effective Time will be, owned directly by Buyer free and clear of all Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances). Copies of the Certificate of Incorporation and By-Laws of Merger Sub with all amendments thereto, as of the Agreement Date, have been delivered to the Company, and such copies are accurate and complete as of the Agreement Date. Merger Sub is not in violation of any of the provisions of such organizational documents.

4.3  Authority and Enforceability. Each of Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement, the other Transaction Document and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated hereunder and thereunder, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Document by each of Buyer and Merger Sub, performance of their respective obligations hereunder and thereunder, and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Buyer and Merger Sub. The board of directors of Buyer has (a) adopted a resolution approving this Agreement and declaring its advisability, and (b) determined that in its opinion the Merger is advisable and in the best interests of the stockholders of Buyer. This Agreement has been duly executed and delivered by Buyer and Merger Sub, and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms and conditions, except as may be limited by the Bankruptcy and Equity Exception.

4.4  Noncontravention. The execution and delivery of this Agreement and the other Transaction Document by Buyer and Merger Sub, Buyer’s and Merger Sub’s performance hereunder and thereunder and the consummation of the Transactions do not and will not, (a) contravene, conflict with or violate any provisions of the certificate of incorporation, bylaws or similar organizational documents of Buyer or Merger Sub, (b) violate or constitute a breach of or default (with notice or lapse of time, or both), permit termination, cancellation, modification or acceleration, or cause the forfeiture of any right, under any provision of any Contract to which Buyer or Merger Sub is party or by which Buyer’s or Merger Sub’s properties or assets are bound, (c) require any notice under any Contract to which Buyer or Merger Sub is a party or by which it is bound, or to which any of its assets or properties are subject, or (d) assuming compliance with the matters referred to in Section 4.5, contravene, conflict with or violate any Law applicable to Buyer or Merger Sub or any Order of any Governmental Authority to which Buyer or Merger Sub is subject, or by which any of its properties or assets are bound or affected, except, in the case of clauses (b) and (c), for any such items that would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Merger Sub’s ability to consummate the Transactions.

4.5  Consents and Governmental Approvals. The execution and delivery by Buyer and Merger Sub of this Agreement, Buyer’s and Merger Sub’s performance hereunder, and the consummation of the Transactions do not require (a) any notice or Consent under any Contract to which Buyer or Merger Sub is party or by which Buyer’s or Merger Sub’s properties or assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s ability to consummate the Transactions, (b) any Governmental Approval, except (i) for the filing of the Certificate of Merger, (ii) for applicable requirements, if any, of the Securities Act, Exchange Act, state securities or “blue sky” Laws or the rules and regulations of the Stock Exchange, and (iii) where failures to obtain such Governmental Approval would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s ability to consummate the Transactions, or (c) any notice or consents from any national securities exchange or stock market.

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4.6  Capitalization; Issuance of Buyer Common Shares.

(a)  The authorized capital stock of Buyer consists of five hundred million (500,000,000) Buyer Common Shares and ten million (10,000,000) shares of Buyer’s preferred stock, $0.001 par value per share (“Buyer Preferred Shares”). The number of issued and outstanding Buyer Common Shares, Buyer Preferred Shares and warrants convertible into Buyer Common Shares or Buyer Preferred Shares is as stated in the Buyer SEC Documents as of the date(s) stated therein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 (“Merger Sub Common Stock”). Other than the 100 shares of Merger Sub Common Stock issued to Buyer, there are no other issued and outstanding shares of Merger Sub Common Stock or any warrants, options, agreements, commitments, conversion rights, preemptive rights or other or other securities convertible into Merger Sub Common Stock.

(b)  The issuance and delivery of Buyer Common Shares as part of the Stock Merger Consideration pursuant to this Agreement will have been duly authorized by all necessary corporate action on the part of Buyer and, when issued as contemplated by this Agreement, such Buyer Common Shares will be duly and validly issued, fully paid and nonassessable. Such Buyer Common Shares, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens (other than Liens described under clauses (h) and (i) of the definition of Permitted Encumbrances) and will not have been issued in violation of applicable federal and state securities laws, state corporate laws, their respective properties or any warrants, options, agreements, commitments, conversion rights, preemptive rights, rights of first refusal or similar rights.

4.7  Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened, at law or in equity or before any Governmental Authority which challenges the validity of this Agreement or which would, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Merger Sub’s ability to consummate the Transactions.

4.8  Buyer SEC Documents; Financial Information.

(a)  Buyer has filed all forms, reports, statements and documents required to be filed with the SEC during the past twelve (12) months (collectively, and together with all documents filed or furnished on a voluntary basis on Form 8-K, the Buyer Public Offering Documents filed in connection with the Buyer Public Offering and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as have been supplemented, modified or amended since the time of filing, the “Buyer SEC Documents”). Each of the Buyer SEC Documents, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Exchange Act, the Securities Act, and the rules and regulations promulgated thereunder applicable to the Buyer SEC Documents. As of their respective dates (or, if amended prior to the Agreement Date, as of the date of such amendment), the Buyer SEC Documents did not, and any Buyer SEC Documents filed with or furnished to the SEC subsequent to the Agreement Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)  All of the financial statements included in the Buyer SEC Documents, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Buyer Financial Statements”), have been prepared in conformity with GAAP, applied on a consistent basis during the periods involved, subject to such exceptions as may be indicated in the notes thereto. The Buyer Financial Statements present fairly in all material respects the financial condition of the Buyer and its consolidated Subsidiaries as of the dates thereof, and the related statements of income, changes in equity and cash flows present fairly in all material respects the income, changes in equity and cash flows for the periods then ended (except, in each case, as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP).

(c)  Neither Buyer nor any of its Subsidiaries has any Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (i) reflected or reserved for on Buyer Financial Statements as of, and for the six-month period ended on the Recent Balance Sheet Date, (ii) that may have arisen in the Ordinary Course of Business since the Recent Balance Sheet Date, and (iii) which, individually or in the aggregate, would not reasonably be expected to be material to Buyer and its Subsidiaries.

4.9  Brokers and Finders. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the execution and delivery of this Agreement, Buyer’s performance hereunder, or the consummation of the Transactions.

4.10  Exclusivity of Representations and Warranties of Buyer and Merger Sub. The representations and warranties set forth in this Article IV constitute the sole and exclusive representations and warranties of Buyer and Merger Sub in connection with the Transactions. Without limiting the foregoing, neither Buyer nor Merger Sub makes any representation or warranty regarding any projection or forecast delivered by or on behalf of Buyer, Merger Sub or the Surviving Corporation to the Company.

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4.11  Acknowledgment by Buyer.

(a)  Each of Buyer and Merger Sub has conducted its own independent review and analysis of the information provided by the Company regarding the Company, its business and the assets, Liabilities, results of operations and financial condition of the Company. Each of Buyer and Merger Sub acknowledges that, to the Knowledge of Buyer and Merger Sub, it has been furnished with or given full access to such information about the Company and its businesses and operations as Buyer, Merger Sub and their respective Representatives have requested.

(b)  Each of Buyer and Merger Sub acknowledges that it is consummating the Transactions without any representation or warranty, express or implied, by the Company or the Stockholders’ Agent or any of their respective Affiliates, except as expressly set forth in Article III (including the Company Disclosure Schedules) or any other Transaction Document to which the Company or the Stockholders’ Agent is a party or in any certificate or other document or instrument to be delivered to Buyer pursuant to this Agreement or any such other Transaction Document.

(c)  With respect to any projection or forecast delivered by or on behalf of the Company to Buyer and/or Merger Sub, each of Buyer and Merger Sub acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, and (ii) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts.

(d)  Each of Buyer and Merger Sub understands, acknowledges, and agrees that all representations and warranties of any or nature, whether express or implied, with respect to the Company or the Transaction, other than those set forth in Article III (including the related portions of the Company Disclosure Schedules), are specifically disclaimed by Company and the Company Stockholders’ Agent on behalf of the Company Stockholders, and neither Buyer nor Merger Sub is relying or has relied on any representation and warranty (or the accuracy or completeness thereof), express or implied, with respect to the Company or the Transactions, except for the representations and warranties set forth in this Article III (including the related portions of the Company Disclosure Schedules).

Article V
COVENANTS

5.1  Access to Information. Between the Agreement Date and the earlier of the Closing Date or the termination of this Agreement, the Company shall (a) afford the employees, authorized agents and Representatives of Buyer, as Buyer may reasonably request and at Buyer’s sole expense, reasonable access upon advance notice, at reasonable times during normal business hours, to the personnel, premises, properties, books and records of the Company, and (b) use reasonable efforts to furnish to Buyer and its authorized Representatives such financial and operating data and other information relating to the Company as Buyer may reasonably request; provided, that, the Company shall not be required to take any action that would unreasonably disrupt the normal operations of the Company. The foregoing shall not require the Company to permit any inspection, or to disclose any information, that in their or its reasonable judgment, based on advice of counsel, is reasonably likely to result in a violation of applicable Law, the waiver of any attorney-client privilege, the disclosure of any protected Intellectual Property of any third party, or the violation of any of their or its obligations with respect to confidentiality to any third party; provided, that, in each case, the Company shall have taken all commercially reasonable steps to permit inspection or to disclose such information to the maximum extent permissible and on a basis that does not compromise or violate any of the foregoing restrictions. No information received by Buyer or any of its Representatives pursuant to this Section 5.1 shall operate as a waiver or otherwise affect any representation, warranty, covenant or obligation in this Agreement of any party hereto or any condition to the obligations of any party hereto.

5.2  Conduct of Business. From the Agreement Date to the earlier of the Closing or the termination of this Agreement, except (i) as otherwise expressly contemplated, required or permitted by this Agreement, (ii) as may be required by applicable Law or by a Governmental Authority of competent jurisdiction, (iii) for matters set forth on Section 5.2 of the Company Disclosure Schedules and (iv) to the extent Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agrees that:

(a)  The Company shall use all Commercially Reasonable Efforts to (i) carry on its business in the Ordinary Course of Business, (ii) preserve intact its business organization and relationships with customers, suppliers, employees and others having business relationships with them, (iii) maintain in effect all of the Company Permits, (iv) keep available the services of its directors, officers and key employees, and (v) manage its working capital in the Ordinary Course of Business.

(b)  The Company shall not:

(i)  amend the Organizational Documents;

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(ii)  authorize, issue, sell, transfer or dispose of, or redeem, purchase or acquire, any Company Securities (except in connection with the exercise of Company Options or Company Warrants), or grant any stock appreciation, phantom stock, profit participation or similar rights in the Company;

(iii)  effect any recapitalization, reclassification, stock split or like change in its capitalization;

(iv)  effect or commence any liquidation, dissolution, merger, consolidation, restructuring, reorganization or similar transaction involving the Company;

(v)  declare or pay any dividends on authorize or make other distributions in respect of any of its capital stock or other Company Securities;

(vi)  incur, terminate or prepay any Indebtedness outside of the Ordinary Course of Business;

(vii)  acquire or agree to acquire any real property, personal property (other than personal property at a total cost of less than $50,000 in the aggregate), corporation, partnership, limited liability company, other business organization or division thereof or any assets;

(viii)  sell, lease, pledge, assign, transfer or dispose of or incur any Lien (other than Permitted Encumbrances) on any assets other than in the Ordinary Course of Business;

(ix)  enter into, amend or modify or terminate any Material Contract (or any Contract that would have been a Material Contract if in effect on the Agreement Date) or otherwise waive, release or assign any material rights, claims or benefits of the Company thereunder, in each case, other than any renewal or expiration of such Material Contract in accordance with the terms thereof in the Ordinary Course of Business;

(x)  sell, lease, license, or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien on, any material Owned Intellectual Property or material Licensed Intellectual Property;

(xi)  (A) hire any officer or key employee, (B) terminate the service of any officer or key employee (other than, with respect to employees only, “for cause” (as such term is defined in the relevant employment agreement) or expiration of any applicable contracted term) or (C) with respect to employees only, take any action that is reasonably likely to give rise to a “good reason” (as such term is defined in the relevant employment agreement) claim by such officer or key employee, in each case, other than in the Ordinary Course of Business and provided that Company informs Buyer of such event within a reasonable time thereafter;

(xii)  enter into any new line of business outside of the Business;

(xiii)  enter into any commitment for capital expenditures of the Company in excess of $50,000 for all commitments in the aggregate, in each case, except for any such capital expenditures that are necessary to operate the Business in the Ordinary Course of Business;

(xiv)  grant or increase any compensation, bonus, benefits payable or severance entitlements, other than bonuses that will be paid prior to, or in connection with, the Closing;

(xv)  adopt, enter into or amend any Benefit Plan;

(xvi)  make any change in any method of accounting for financial reporting, except for any such change after the Agreement Date required by reason of a concurrent change in or interpretation of GAAP, as agreed to by its independent public accountants;

(xvii)  make or rescind any material Tax election, settle or compromise any material claim by a Government Authority for Taxes payable by the Company, or change any material Tax accounting method;

(xviii)  make any loans, advances or capital contributions to, or investments in, any other Person;

(xix)  settle, or offer or propose to settle, (A) any material Proceeding involving the Company, (B) any stockholder Proceeding against the Company or any of its directors or officers or (C) any Proceeding that relates to the Transactions;

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(xx)  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the Ordinary Course of Business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage; or

(xxi)  agree, resolve or commit to do any of the foregoing.

5.3  Confidentiality. Buyer and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.4  Alternative Transactions. From the Agreement Date to the Exclusivity Termination Date, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (a) solicit, initiate, intentionally encourage (including by way of furnishing nonpublic information), accept, approve or intentionally facilitate any proposals or offers from any third parties with respect to any transaction (other than the Transactions) involving a merger, consolidation, business combination, sale, transfer, exchange, purchase or other disposition of the Company, any assets of the Company outside of the Ordinary Course of Business of the Company, any Company Securities or other ownership interests of the Company, (excluding (i) Securities or other ownership interests of the Company sold or issued or sold to securityholders of the Company as of the Agreement Date for bona fide capital raising purposes, and (ii) any action not otherwise prohibited by Section 5.2(b), an “Alternative Transaction”), (b) enter into or participate in any negotiations, discussions or agreements with any third parties with respect to an Alternative Transaction, or (c) respond in any way to an unsolicited proposal for an Alternative Transaction (other than to respond that the Company is under an exclusivity obligation and not able to respond substantively). The Company shall promptly advise Buyer orally and in writing of any communication received by the Company, any of its Affiliates or any of its or their Representatives from a third party regarding an Alternative Transaction.

5.5  Stockholder Consent.

(a)  The Company shall, promptly within 24 hours of the execution of this Agreement, cause the Written Consent to be effective and shall deliver the Written Consent to Buyer promptly thereafter.

(b)  Promptly following, but in no event later than seven (7) Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the Bylaws and (iii) notify such Company Stockholder of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of DGCL and all such other information as Buyer shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s Company Capital Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Company Stockholders in accordance with this Section 5.5(b) shall be subject to Buyer’s advance review and reasonable approval.

5.6  Publicity. Subject to Section 5.9, any public announcement, whether by press release or otherwise, with respect to the existence or subject matter of this Agreement shall be mutually approved by, prior to the Closing, by Buyer and the Company, and, after the Closing by Buyer and the Stockholders’ Agent, except to the extent otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange. After the Transactions have been publicly announced, Buyer and Company shall each be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by it in accordance with the provisions of this Section 5.6.

5.7  Resignations. To the extent requested by Buyer in writing at least three (3) Business Days prior to the Closing, the Company shall either cause to be delivered to Buyer duly signed letters of resignation, effective as of the Closing, of such members of the board of directors, and of officers of their positions as officers, of the Company, provided that board of directors of the Company may remove any officers that fail to deliver such resignation.

5.8  Directors’ and Officers’ Indemnification.

(a)  Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Effective Time, an officer or director of the Company (each, a “D&O Indemnified Party”) as provided in the Organizational Documents, in each case, as in effect on the Agreement Date, or pursuant to any other Contracts in effect on the Agreement Date and disclosed in Section 5.8(a) of the Company Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

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(b)  For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Buyer and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)  Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Buyer shall not (and shall cause the Surviving Corporation and their respective Affiliates not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Buyer, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)  In the event Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

5.9  Buyer Public Offering.

(a)  The Company shall use Commercially Reasonable Efforts to cooperate in connection with the Buyer Public Offering as may be reasonably requested by Buyer, including (i) providing Buyer such financial and other information relating the Company as may reasonably be requested by Buyer to prepare any Buyer Public Offering Documents and agreements used in connection with, and to facilitate and consummate, the Buyer Public Offering, (ii) assisting Buyer and their Representatives in the preparation of Buyer Public Offering Documents and other materials used in connection with the Buyer Public Offering, and (iii) making the Company’s executive officers, senior management and other Representatives reasonably available to assist Buyer, the underwriters and their respective Representatives and otherwise reasonably cooperating in connection with the preparation, marketing and consummation of the Buyer Public Offering. The Company hereby authorizes the use of the corporate trademarks or trade names of the Company in connection with any dissemination of Buyer Public Offering Documents and other information and marketing materials in connection with the Buyer Public Offering. The Company hereby acknowledges and agrees that Buyer may (a) disclose this Agreement and the Transactions in the Buyer Public Offering Documents and (b) file this Agreement and other related agreements or documents with the SEC in connection with the Buyer Public Offering, in each case as required by applicable Law.

(b)  Buyer shall, and shall cause its Affiliates (including any of its Subsidiaries) to, use Commercially Reasonable Efforts to (i) (A) to prepare and submit to the Stock Exchange a notification form for the listing of the Buyer Common Shares to be issued in the Buyer Public Offering, (B) to cause such Buyer Common Shares to be approved for listing (subject to notice of issuance); and (C) to file an initial listing for the Buyer Common Shares on the Stock Exchange (the “Listing Application”) and to cause such Listing Application to be approved for listing (subject to official notice of issuance), and (ii) price, consummate and close the Buyer Public Offering on or prior to the Outside Pricing Date, which shall include (A) amending Buyer’s registration on Form S-1 filed with the SEC on May 11, 2017, to include appropriate and required disclosure relating the Transactions, and (B) promptly responding to any SEC comment letters relating to such registration statement, the prospectuses included therein, and any other Buyer Public Offering Documents.

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(c)  Buyer shall provide Company and its counsel a reasonable opportunity to (i) review and comment on any public announcements, filings or disclosures reasonably related to the Company or the Transactions (including any 8-Ks, proxy statements, the Buyer’s registration statement on Form S-1, the prospectuses included therein, any other Buyer Public Offering Documents, and amendments thereto) and (ii) participate in the formulation and drafting of any response to any comments of the SEC or its staff on such filings that are reasonably related to the Company or the Transactions. Buyer will consider in good faith any comments provided by the Company to Buyer in respect of such public announcements, filings, disclosures or comment letters and related responses.

5.10  Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Company for certain Tax matters:

(a)  Preparation and Filing of Returns; Tax Contests.

(i)  The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company of the Company required to be filed for all taxable periods. Any such Tax Returns for any Pre-Closing Tax Period shall be prepared in a manner consistent with the historic Tax accounting and other practices of the Company (except as may be required under applicable Tax Law). The Company shall pay all Taxes shown as due on such Tax Returns. Buyer shall cause the Company to provide to the Stockholders’ Agent advance copies of the proposed final Tax Returns that are to be filed by the Company for all Pre-Closing Tax Periods at least twenty (20) calendar days prior to the due date of such Tax Returns (including applicable extensions) and shall provide the Stockholders’ Agent with a reasonable opportunity to review and comment on such Tax Returns prior to filing. Buyer shall not cause or permit the Company to file such Tax Returns without the prior written consent of the Stockholders’ Agent (such consent not to be unreasonably conditioned, withheld or delayed).

(ii)  Buyer will promptly notify the Stockholders’ Agent in writing of any proposed Tax assessment or claim or the commencement of any audit or administrative or judicial proceeding involving the Company that relates to taxable periods ended prior to or including the Closing Date. Such notice shall contain factual information to the extent known describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. In the case of an audit or administrative or judicial proceeding that relates to any Pre-Closing Tax Period, the Stockholders’ Agent shall have the right to retain its own counsel at the Stockholders’ Agent’s expense and to participate jointly with Buyer in the proceeding, and Buyer may not cause or permit the Company to settle or compromise any asserted liability with respect to such period unless it has obtained the Stockholders’ Agent’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

(iii)  Buyer shall not, and shall not cause or permit the Company to, (i) make any Tax election that has any adverse effect on Taxes of the Company in the portion of any Pre-Closing Tax Period ending on or prior to the Closing Date, (ii) amend or cause to be amended any Tax Return of the Company for any Pre-Closing Tax Period or (iii) enter into any voluntary disclosure or compliance procedures or make other similar voluntary contacts with any Governmental Authority with respect to Taxes of the Company for any Pre-Closing Tax Period, in each case, without the prior written consent of the Stockholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such election, amendment or voluntary disclosure would not increase the Seller Indemnitors’ liability pursuant to this Agreement.

(iv)  The Seller Indemnitors shall be entitled to any refund or credit of Taxes for any Pre-Closing Tax Period (including any interest from a Governmental Authority relating thereto), other than any refund or credit with respect to Taxes (A) that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date or (B) was taken into account as a current asset in the determination of Closing Net Working Capital. Any such refund or credit received by Buyer or its Affiliates to which the Seller Indemnitors are entitled shall be paid by Buyer or such Affiliate to the Stockholders’ Agent for further distribution to the Seller Indemnitors within ten (10) Business Days of receipt thereof. Each party shall take reasonable steps as may be requested by the other party to obtain any refund or credit to which such other party is entitled under this Section 5.10(a)(iv).

(v)  Notwithstanding anything to the contrary contained herein, the Seller Indemnitors shall not be liable for any Damages related to or arising from (A)(i) the amount or availability of any Tax attribute of the Company or (ii) the ability of Buyer, the Company or any of their Affiliates to utilize any Tax attribute of the Company following the Closing or (B) any Taxes for any Tax period (or portion thereof) beginning after the Closing Date attributable to a breach of representations and warranties in Section 3.7.

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(vi)  From and after the Closing, Buyer and the Stockholders’ Agent shall reasonably cooperate and provide each other with such information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund so long as such filing or claim is not prohibited by the terms of this Agreement, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding with respect to Taxes. Buyer and the Stockholders’ Agent agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Tax Authority for all periods required by such Tax Authority, and (ii) to use Commercially Reasonable Efforts to provide the other party with at least thirty (30) days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records.

(b)  Certain Taxes. All Transfer Taxes incurred in connection with the consummation of the Transactions shall be borne fifty percent (50%) by the Participating Stockholders, on the one hand, and fifty percent by Buyer, on the other. Buyer shall file (or cause to be filed) all necessary Tax Returns or filings in respect of Transfer Taxes that are required by applicable Law to be filed The Stockholders’ Agent and the Participating Stockholders shall, and shall cause their respective Affiliates to, cooperate in preparing and filing and, if required by applicable Law, join in the execution of any such Tax Returns. Buyer and the Company shall pay to the relevant Tax Authority any Transfer Taxes shown as due on such Tax Returns, and shall be entitled to recover fifty percent of such Transfer Taxes shown as due on such Tax Returns from the Indemnity Escrow Fund. Notwithstanding the foregoing, to the extent an item of Transfer Tax has been taken into account in the calculation of Transaction Expenses, the Company or Buyer shall file (or cause to be filed) the Tax Return for that item of Transfer Tax and shall pay the amount shown as due to the relevant Tax Authority.

(c)  Other Actions. Each of the Stockholders’ Agent, Buyer and the Company shall use its Commercially Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

5.11  Related Party Arrangements. The Company shall terminate all Contracts (other than Contracts for employment and the Contracts set forth on Section 5.11 of the Company Disclosure Schedules) between or among the Company, on the one hand, and any Related Party, on the other hand, effective as of the Closing, without any further liability on the party of the Company, and the Company shall deliver written evidence of such termination to Buyer at or prior to the Closing.

5.12  Repayment of Convertible Promissory Notes. At or prior to the Closing, Buyer and the Stockholders’ Agent shall jointly instruct and otherwise cause the Escrow Agent to pay at the Closing, with funds provided by the Buyer to the Escrow Agent pursuant to Section 2.12(c)(iv), the Convertible Notes Payoff Amount to the holders of the Convertible Promissory Notes in amounts payable to such holders, in each case, as set forth in the Closing Statement.

5.13  Transaction Expenses. At or prior to the Closing, Buyer and the Stockholders’ Agent shall jointly instruct and otherwise cause the Escrow Agent to pay at the Closing, with funds provided by the Buyer to the Escrow Agent, all unpaid Transaction Expenses to relevant payees, in each case, as set forth in the Closing Statement.

5.14  Termination of Company Warrants. The Company shall cause and take all action required to effect prior to the Closing (a) the exercise of any purchase or put right under Company Warrants by each holder thereof to the extent such holder desires to so exercise and (b) the cancellation, termination and extinguishment of all Company Warrants (the “Warrant Termination”).

5.15  Termination of Company Options. The Company shall take all action required to (a) effect at or prior to the Closing the cancellation, termination and extinguishment of all Company Options and (b) cause the Company Option Plan and any other option or similar equity compensation plans or arrangements of the Company to be terminated at or prior to the Closing (the “Option Termination”).

5.16  Termination of Guarantees; Release of Liens. At or prior to the Closing, the Company shall cause and take all action required to (a) effect the termination of all guarantees by the Company of any Indebtedness of any Company Stockholder or any of its Affiliate and (b) release all Liens (other than Permitted Encumbrances) in and upon any of the properties and assets of the Company, except, in each case, as otherwise mutually agreed by the Company and Buyer.

5.17  Termination of Certain Agreements. The Company shall take all action required to terminate each of the Investors Rights Agreement, the ROFR and Co-Sale Agreement and the Voting Agreement effective as of the Closing.

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5.18  Regulatory Approvals. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including obtaining all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as may be necessary for the consummation of the Transactions. In furtherance of the foregoing, each of the parties agrees to use its Commercially Reasonable Efforts to file, and to cause each of its Affiliates to file in conjunction with such party, all applications, requests, notices and other filings with any applicable Governmental Authority whose approval is required in connection with the consummation of the Transactions. Each party shall furnish to the other party such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority in order to obtain the governmental authorizations and consents referred to in this Section 5.18.

5.19  Employee Matters.

(a)  For each Employee immediately prior to the Closing who continues employment with Buyer, the Surviving Corporation, or any of their Affiliates on and following the Closing (each, a “Continuing Employee”), Buyer shall provide (or shall cause the Surviving Corporation to provide) for the period commencing at the Closing and ending on the first anniversary of the Closing:  (i) employee benefits that are substantially comparable in the aggregate to either (A) those offered to similarly situated employees of Buyer or Buyer’s Affiliates (which will not be materially less in the aggregate than those offered to such Continuing Employee as of immediately prior to the Closing) or (B) those offered by the Company to such Continuing Employee as of immediately prior to the Closing, with the determination of the employee benefits and their comparability under this clause (i) to be made by Buyer from time to time and in its sole and absolute discretion, and (ii) short-term and long-term cash incentive award opportunities that are substantially comparable to those offered to similarly situated employees of Buyer or Buyer’s Affiliates.

(b)  To the extent Buyer elects to have the Continuing Employees participate in its employee benefit plans (“Buyer Plans”) following the Closing, (i) each Continuing Employee will receive credit for purposes of eligibility to participate and vesting, but not for purposes of benefit accrual, under such Buyer Plans for years of service with the Company prior to the Closing (but in no event to the extent such credit would result in a duplication of benefits), and (ii) Buyer shall use Commercially Reasonable Efforts to (A) cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans that are group health plans in which such Continuing Employees will participate to be waived and (B) provide credit for any deductibles or annual out-of-pocket limits that are incurred by the Continuing Employees prior to the Closing for the calendar year in which the Closing occurs under Benefit Plans that are group health plans for purposes of satisfying any applicable deductible or annual out-of-pocket limits during the calendar year in which the Closing occurs under any Buyer Plans that are group health plans in which such Continuing Employees participate.

(c)  Nothing contained herein, whether express or implied, (i) shall be construed to require Buyer, the Surviving Corporation, any of their Affiliates or the Company to continue, on or after the Closing, to offer any specific employee benefit, to offer any specific employee benefit plans, or to continue the employment of any specific employee or shall limit the right of Buyer, the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement following the Closing or (ii) shall be deemed to establish or amend any employee benefit or compensation plan, program, agreement or arrangement for any purpose.  Nothing in this Section 5.19, express or implied, is intended to confer upon any Person, including any union or any employee or former employee of the Company, other than the Parties hereto any rights or remedies of any nature whatsoever, including any rights of employment for any specified period.

5.20  R&W Insurance Policy. Buyer shall use Commercially Reasonable Efforts to obtain the R&W Insurance Policy to be bound as soon as practicable following the Agreement Date and prior to the Closing Date, which R&W Insurance Policy shall (a) remain in effect with respect to the matters insured thereunder, (b) be issued by the Insurer for the benefit of Buyer and the Company, and (c) be customized based on the terms of this Agreement to the extent applicable. The R&W Insurance Premium shall constitute a Transaction Expense. For the avoidance of doubt, in the event that the Closing shall not take place, the Company shall not be required to pay the R&W Insurance Premium.

5.21  Evaluation of NOLs. The parties acknowledge that Buyer and Merger Sub desire to evaluate the potential for utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Law. Following the Agreement Date, the Company shall use Commercially Reasonable Efforts to support Buyer’s and Merger Sub’s evaluation of such matters, it being acknowledged and agreed by Buyer and Merger Sub that any formal study or assessment of such matters by a third-party provider will be at their sole expense.

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Article VI
CONDITIONS TO OBLIGATIONS OF BUYER AND MERGER SUB

The obligation of Buyer and Merger Sub to consummate the Transactions, and to take the other actions to be taken by Buyer and Merger Sub at the Closing, is subject to the fulfillment, or waiver by Buyer, of each of the following conditions:

6.1  Representations and Warranties. (a) Other than the representations and warranties of the Company contained in Sections 3.1 through 3.3, Sections 3.6 and Section 3.25 (collectively, the “Company Fundamental Representations”), the representations and warranties regarding the Company contained in Article III shall be true and correct (determined without regard to any qualification therein as to materiality or Material Adverse Effect) on and as of the Agreement Date and as of the Closing Date as though made on and as of the Agreement Date and on and as of Closing Date (in each case, other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) the Company Fundamental Representations shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 3.6, to the extent any inaccuracy results in de minimis liability to Buyer or Merger Sub) as of the Agreement Date and as of the Closing Date as though made on and as of the Agreement Date and on and as of Closing Date (in each case, other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date).

6.2  Covenants. The Company shall have performed or complied in all material respects with all of their agreements, covenants and obligations required to be performed or complied with by them under this Agreement on or prior to the Closing.

6.3  Stockholder Approval. The Written Consent shall have been executed and remain in full force and effect.

6.4  Support Agreements. Support Agreements shall have been executed and delivered by each Company Stockholder identified on Schedule A hereto and such Support Agreements remain in full force and effect.

6.5  R&W Insurance Policy. The R&W Insurance Policy shall have been issued and bound and remain in full force and effect, subject to the payment of any portion of the R&W Insurance Premium to be paid at the Closing.

6.6  No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions (each, a “Governmental Prohibition”).

6.7  Buyer Public Offering. The Buyer Public Offering, or a financing transaction or series of transactions from private sources of capital, shall have been consummated.

6.8  Content Agreements. The Company shall have entered into new Content Agreements or renewals, extensions or amendments of existing Content Agreements with the Persons set forth on Schedule D hereto, and such Content Agreements shall remain in full force and effect.

6.9  Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect.

6.10  Dissenting Shares. Holders of no more than 4% of the outstanding Company Capital Shares as of immediately prior to the Effective Time, in the aggregate, shall have exercised, and remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such Company Capital Shares.

6.11  Company’ Closing Deliveries. The Company shall have delivered, or caused to be delivered, the deliveries to Buyer set forth in Section 2.3(a).

Article VII
CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the Transactions, and to take the other actions to be taken by the Company at the Closing, is subject to the fulfillment, or waiver by the Company, of each of the following conditions:

7.1  Representations and Warranties. (a) Other than the representations and warranties set forth in Sections 4.1 through 4.3,Section 4.6 and Section 4.9 (collectively, the “Buyer Fundamental Representations”), the representations and warranties of Buyer and Merger Sub contained in Article IV shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all material respects or true and correct, as the case may be, as of such date), and (b) the Buyer Fundamental Representations shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 4.6, to the extent any inaccuracy results in de minimis liability or losses to the Surviving Corporation or the Participating Stockholders) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all respects, as the case may be, as of such date).

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7.2  Covenants. Buyer and Merger Sub shall have performed or complied with in all material respects all of its agreements, covenants and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing.

7.3  No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

7.4  Listing Application. The Listing Application shall have been approved for listing the Buyer Common Shares on the Stock Exchange, subject to official notice of issuance.

7.5  R&W Insurance Policy. The R&W Insurance Policy shall have been issued and bound and remain in full force and effect, subject to the payment of any portion of the R&W Insurance Premium to be paid at the Closing.

7.6  Escrow Agreement. The Escrow Agreement shall have been executed and remain in full force and effect.

7.7  Buyer’s Closing Deliveries. Buyer shall have delivered to the Company the deliveries set forth in Section 2.3(b) and to the Escrow Agent and Paying Agent the deliveries set forth in Sections 2.12 and 2.13.

Article VIII
TERMINATION

8.1  Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by mutual written consent of Buyer and the Company.

8.2  Termination by Either the Company or Buyer. This Agreement may be terminated by either the Company or Buyer at any time prior to the Closing, if:

(a)  the Closing shall not have occurred on or before the September 30, 2017, or such other date as may have been agreed upon in writing by Buyer and the Company (such applicable date, the “Outside Date”); or

(b)  any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Governmental Prohibition or taken any other final and non-appealable action that has the effect of making the consummation of the Transactions illegal or otherwise enjoining, preventing or prohibiting the consummation of the Transactions;

provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party whose breach of a representation, warranty, covenant or agreement made under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date.

8.3  Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if:

(a)  the Buyer Public Offering has not priced on or prior to the Outside Pricing Date;

(b)  the Listing Application has not been approved for listing the Buyer Common Shares on the Stock Exchange (subject to notice of issuance) on or prior to the Outside Pricing Date;

(c)  a breach of any representation, warranty, agreement or covenant of Buyer and Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Article VII and (ii) is incapable of being cured or, if capable of being cured, is not cured by Buyer or Merger Sub within thirty (30) calendar days following receipt of written notice of such breach from the Company (or, if the Outside Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Outside Date) (which notice shall specify in reasonable detail the nature of such breach) stating the Company’s intention to terminate this Agreement pursuant to Section 8.3(c); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(c) if the Company is then in breach of any of its representations, warranties, agreements or covenants hereunder and such breach would give rise to the failure of a condition set forth in Article VI; or

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(d)  (i) all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing) have been satisfied, (ii) the Company has delivered to Buyer an irrevocable written notice confirming that all of the conditions set forth in Article VII have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Article VII) and that the Company is ready, willing and able to consummate the Closing and (iii) Buyer fails to complete the Closing within three (3) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 2.2 or (y) the date on which the Company delivers the notice referred to in clause (ii).

8.4  Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the Closing if:

(a)  a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (a) would give rise to the failure of a condition set forth in Article VI and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) calendar days following receipt of written notice of such breach from Buyer (or, if the Outside Date is less than thirty (30) calendar days following receipt of written notice of such breach, by the Outside Date) (which notice shall specify in reasonable detail the nature of such breach) stating Buyer’s intention to terminate this Agreement pursuant to Section 8.4(a); provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Buyer is then in breach of any representations, warranties, agreements, or covenants of Buyer hereunder and such breach would give rise to the failure of a condition set forth in Article VII; or

(b)  (i) all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing) have been satisfied, (ii) Buyer has delivered to the Company an irrevocable written notice confirming that all of the conditions set forth in Article VI have been satisfied (or that Buyer is willing to waive any unsatisfied conditions in Article VI) and that Buyer is ready, willing and able to consummate the Closing and (iii) the Company fails to complete the Closing within three (3) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 2.2 or (y) the date on which Buyer delivers the notice referred to in clause (ii).

8.5  Effect of Termination. The party terminating this Agreement pursuant to Section 8.2, 8.3 or 8.4, as the case may be, shall give written notice of such termination to Buyer (if the Company elects to terminate this Agreement) or the Company (if Buyer elects to terminate this Agreement). In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become null and void, and there shall be no liability or obligation under this Agreement on the part of any party hereto (or any Representative of such party); provided, that the terms of Section 5.3 Section 5.6, Article VIII and Article X shall remain in full force and effect and survive any termination of this Agreement; provided, further, subject to Section 10.4, any termination of this Agreement shall not relieve any party hereto from any liability for any Fraud by such party.

Article IX
INDEMNIFICATION

9.1  Survival.

(a)  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article IV of this Agreement or in any certificate or instrument delivered by the Buyer or Merger Sub delivered pursuant to this Agreement shall survive for a period of eighteen (18) months after the Closing Date, after which time such representations and warranties shall terminate and no further claims can be made; provided, that (i) the Buyer Fundamental Representations and (ii) in the event of Fraud with respect to the representations and warranties contained in Article IV, the applicable representation or warranty (and any claim or action involving such Fraud), in each case, shall survive for the full period of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days, after which time no further claims or actions can be made or asserted in connection therewith. In the event of Fraud by the Company with respect to the representations and warranties contained in Article III or in any certificate or instrument delivered by the Company, the applicable representation or warranty (and any claim or action involving such Fraud) shall survive for the full period of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days, after which time no further claims or actions can be made or asserted in connection therewith. After the expiration of such applicable period, any such claim or action based upon any such representation or warranty shall be of no further force and effect unless written notice of such claim or action has been given in accordance with Section 9.2(c) or Section 9.2(d), as applicable, prior to the expiration of such period, in which event such representation or warranty that is the subject of such claim or action shall survive solely with respect to such claim or action until such claim or action is resolved as provided in this Article IX.

(b)  The covenants and agreements of the parties contained in this Agreement which by their terms are to be performed on or prior to the Closing Date shall survive for a period of one (1) year after the Closing Date, after which time no further claims or actions can be made or asserted in connection therewith. The covenants and agreements of the parties contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations, after which time no further claims or actions can be made or asserted in connection therewith. After the expiration of such applicable period, any such claim or action based upon any such covenant or agreement shall be of no further force and effect unless written notice of such claim or action has been given in accordance with Section 9.2(c) or Section 9.2(d), as applicable, prior to the expiration of such period, in which event such covenant or agreement that is the subject of such claim or action shall survive solely with respect to such claim or action until such claim or action is resolved as provided in this Article IX.

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(c)  Any claim or action for indemnification under Section 9.2(a)(ii) or Section 9.2(a)(iii) shall survive for a period of eighteen (18) months after the Closing Date, after which time no further claims or actions can be made or asserted in connection therewith, unless written notice of such claim or action has been given in accordance with Section 9.2(c) or Section 9.2(d), as applicable, prior to the expiration of such period, in which event the Section that is the subject of such claim or action shall survive solely with respect to such claim or action until such claim or action is resolved as provided in this Article IX.

9.2  Indemnification. Subject to the provisions of this Article IX:

(a)  By Seller Indemnitors. From and after the Closing, each Seller Indemnitor, severally and not jointly, shall indemnify, save and hold harmless Buyer, its successors, permitted assigns and Affiliates (including, after the Closing Date, the Surviving Corporation) and each of the foregoing’s respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against, without duplication, Damages incurred by the Buyer Indemnified Parties arising out of or resulting from (as determined by a final, non-appealable order of a court of competent jurisdiction or by written agreement of Indemnifying Party): (i) the breach of any covenant or agreement herein to be performed by the Company before the Closing, (ii) any claim made by any Person relating to the calculations and allocation determinations set forth on the Closing Statement, and (iii) exercise by holders of Dissenting Shares of any appraisal or dissenters’ rights under the DGCL or other applicable Law and any amounts paid to the holders of Dissenting Shares resulting therefrom, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder as Company Stockholders had such holders not been holders of Dissenting Shares.

(b)  By Buyer. From and after the Closing, Buyer and the Surviving Corporation shall indemnify, save and hold harmless the Seller Indemnitors and their respective successors, permitted assigns and Affiliates, and each of the foregoing’s respective Representatives (collectively, the “Seller Indemnified Parties”) from and against Damages incurred by Seller Indemnified Parties arising out of or resulting from, without duplication (as determined by a final, non-appealable order of a court of competent jurisdiction or by written agreement of Indemnifying Party): (i) any inaccuracy in or the breach of any representation or warranty made by Buyer in Article IV or in any certificate or instrument delivered pursuant to this Agreement, (ii) the breach of any covenant or agreement herein to be performed by Buyer, or (iii) the breach of any covenant or agreement herein to be performed by the Surviving Corporation as successor to the Company following the Closing.

(c)  Third Party Claims. If any party seeking indemnification under this Section 9.2 (an “Indemnified Party”) receives notice of any claim by a third party against it (a “Third Party Claim”) which might reasonably give rise to a claim against the party or parties from whom indemnification is being sought under this Section 9.2 (an “Indemnifying Party”), the Indemnified Party shall give the Indemnifying Party, or, in the case of a Seller Indemnitor that is an Indemnifying Party, the Stockholders’ Agent, notice of such Third Party Claim as soon as is reasonably practicable after the receipt by the Indemnified Party of such notice; provided, however, that the failure to timely provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2, except to the extent the Indemnifying Party has been materially and adversely prejudiced by such failure. The Indemnifying Party, or, in the case of a Seller Indemnitor that is an Indemnifying Party, the Stockholders’ Agent, shall be entitled to assume and control the defense of such Third Party Claim at the Indemnifying Party’s expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) calendar days of the receipt of such notice from the Indemnified Party, unless such Third Party Claim relates to or arises in connection with any criminal Proceeding or seeks an injunction or equitable relief against any Indemnified Party; provided, however, that prior to assuming control of such defense, the Indemnifying Party, or, in the case of a Seller Indemnitor that is an Indemnifying Party, the Stockholders’ Agent, shall acknowledge that it would have an indemnity obligation for the full amount of the Damages resulting from such Third Party Claim and furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and to pay or cause to be paid the full amount of such Damages. In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with this Section 9.2(c), the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to retain its own counsel at its choice for such purpose, in which case the reasonable, actually incurred fees and expenses of such separate counsel shall be borne by the Indemnified Party, except that (i) the Indemnifying Party shall pay the reasonable, actually incurred legal fees and expenses of the Indemnified Party prior to the date the Indemnifying Party assumed control of the defense of the Third Party Claim and (ii) the Indemnifying Party shall bear the reasonable, actually incurred fees and expenses of counsel for the Indemnified Party if the Indemnified Party reasonably determines that there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be obligated to pay the reasonable, documented and actually incurred fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable, documented and actually incurred fees and expenses of any such local counsel). In the event the Indemnifying Party or, in the case of a Seller Indemnitor that is an Indemnifying Party, the Stockholders’ Agent, exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party or the Stockholders’ Agent, as the case may be, in such defense and make available to the Indemnifying Party or the Stockholders’ Agent, as the case may be, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party or the Stockholders’ Agent, as the case may be. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. If the Indemnifying Party validly elects to assume the control of the defense of any Third Party Claim in accordance with this Section 9.2(c), the Indemnifying Party or, in the case of a Seller Indemnitor that is an Indemnifying Party, the Stockholders’ Agent, shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party or, in the case of a Seller Indemnitor that is an Indemnifying Party, the Stockholders’ Agent, in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party, without the written consent of the Indemnifying Party or the Stockholders’ Agent, as the case may be.

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(d)  Direct Claims. In the event an Indemnified Party has a claim for indemnity under Section 9.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give to the Indemnifying Party reasonably prompt notice in writing of such claim, but in any event not later than thirty (30) days after such Indemnified Party becomes aware of such claim. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect thereof, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any relevant accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)  Damages. “Damages” means any and all costs, losses, Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of Third Party Claims), including reasonable, documented and actually incurred attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, but not including any punitive damages (except to the extent such punitive damages are payable to a third party).

9.3  Certain Limitations. The rights of Buyer Indemnified Parties and the Seller Indemnified Parties to indemnification pursuant to the provisions of this Article IX shall be subject to the following limitations:

(a)  Buyer, Merger Sub and the Company acknowledge and agree that Buyer intends to obtain the R&W Insurance Policy in respect of any claims or actions arising out of or related to any inaccuracy in or the breach of any representation or warranty made by the Company in Article III hereof or in any certificate or instrument delivered by the Company pursuant to this Agreement on or prior to the Closing Date and any claims or actions arising out of or related to Covered Taxes. With respect to any and all damages or losses that are based thereon (other than claims or actions in respect of Fraud by the Company with respect to the representations and warranties in Article III hereof or in any such certificate or instrument), or that are otherwise covered by such R&W Insurance Policy (collectively, the “R&W Insurance Covered Claims”), Buyer and Merger Sub agree, on behalf of themselves and the other Buyer Indemnified Parties, that the Buyer Indemnified Parties’ sole and exclusive recourse for any remedies with respect thereto shall be limited to the R&W Insurance Policy, and no Buyer Indemnified Party shall seek recourse against any Seller Indemnitor or any of its assets for any such claim or action. For the avoidance of doubt, the Seller Indemnitors’ indemnification obligations with respect to any claim based on Sections 9.2(a)(i), 9.2(a)(ii) or 9.2(a)(iii) (which claims the parties hereto acknowledge and agree are not subject to the R&W Insurance Policy) shall not be limited by this Section 9.3(a).

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(b)  Notwithstanding anything to the contrary contained herein, except for claims in respect of Fraud by the Company with respect to the representations and warranties contained in Article III hereof or in any certificate or instrument delivered by the Company pursuant to this Agreement on or prior to the Closing Date (as determined by a final, non-appealable order of a court of competent jurisdiction or by agreement of the Seller Indemnitors), in no event shall any Seller Indemnitors have any liability with respect to Damages for any inaccuracies or breaches of any such representation or warranties.

(c)  Notwithstanding anything to the contrary contained herein, (i) the maximum aggregate liability of the Seller Indemnitors under this Agreement or under any certificate, instrument or agreement delivered pursuant to this Agreement (excluding any liability for any claims or actions involving Fraud by the Company with respect to the representations and warranties contained in Article III hereof or in any certificate or instrument delivered by the Company pursuant to this Agreement on or prior to the Closing Date) shall not exceed in any event, and Buyer Indemnified Parties shall not be entitled to pursue or recover any Damages or other payments other than, the Indemnity Escrow Fund, (ii) the maximum liability of each Seller Indemnitor under this Agreement or under any certificate, instrument or agreement delivered pursuant to this Agreement (excluding any liability for any claims or actions involving Fraud by the Company with respect to the representations and warranties contained in Article III hereof or in any certificate or instrument delivered by the Company pursuant to this Agreement on or prior to the Closing Date) shall not exceed in any event, and Buyer Indemnified Parties shall not be entitled to pursue or recover from such Seller Indemnitor, such Seller Indemnitor’s Pro Rata Portion of the Indemnity Escrow Fund, (iii) the maximum aggregate liability of the Seller Indemnitors under this Agreement or under any certificate, instrument or agreement delivered pursuant to this Agreement (including any liability for any claims or actions involving Fraud by the Company with respect to the representations and warranties contained in Article III hereof or in any certificate or instrument delivered by the Company pursuant to this Agreement on or prior to the Closing Date, as determined by a final, non-appealable order of a court of competent jurisdiction or by written agreement of the Seller Indemnitors) shall not exceed in any event, and Buyer Indemnified Parties shall not be entitled to pursue or recover any Damages or other payments in excess of, the aggregate amount of proceeds actually paid to the Seller Indemnitors under this Agreement (valuing, for such purpose, any Buyer Common Share at the Buyer Public Offering Price), including the Indemnity Escrow Fund, and (iv) the maximum liability of each Seller Indemnitor under this Agreement or under any certificate, instrument or agreement delivered pursuant to this Agreement (including any liability for any claims or actions involving Fraud by the Company with respect to the representations and warranties contained in Article III hereof or in any certificate or instrument delivered by the Company pursuant to this Agreement on or prior to the Closing Date, as determined by a final, non-appealable order of a court of competent jurisdiction or by written agreement of the Seller Indemnitors) shall not exceed in any event, and Buyer Indemnified Parties shall not be entitled to pursue or recover any Damages or other payments in excess of, the amount of proceeds actually paid to such Seller Indemnitor under this Agreement (valuing, for such purpose, any Buyer Common Share at the Buyer Public Offering Price), including such Seller Indemnitor’s Pro Rata Portion of the Indemnity Escrow Fund.

(d)  Notwithstanding anything to the contrary contained in this Agreement, prior to seeking recovery from the Seller Indemnitors under this Article IX in respect of any Damages, Buyer Indemnified Parties shall first seek recourse against the R&W Insurance Policy; provided, that (i) no Buyer Indemnified Party shall be required to first seek recovery from the R&W Insurance Policy for an indemnity matter that is expressly excluded from coverage under the R&W Insurance Policy, and (ii) to the extent that the Buyer Indemnified Parties seek recourse against the Seller Indemnitors, such recovery shall be subject to the terms, conditions and limitations contained herein.

(e)  The indemnities provided under this Article IX are intended only for the Indemnified Persons and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(f)  Notwithstanding anything to the contrary contained in this Article IX and subject to Section 9.3(a), payments by an Indemnifying Party pursuant to Section 9.2(a) or Section 9.2(b) in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (including under the R&W Insurance Policy) and any indemnity, contribution, Tax benefits or other payments or recoveries of a like nature that are actually received by the Indemnified Party in respect of any such claim or the payment of such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that (i) subject to Section 9.3(a), no Indemnified Party shall have any obligation to seek to recover any insurance proceeds (other than the R&W Insurance Policy in accordance with this Article IX) in connection with making a claim under this Article IX, and (ii) promptly after the realization of any such reductions of Damages pursuant hereto, such Indemnified Party shall reimburse the Indemnifying Party for such reduction in Damages for which such Indemnified Party was indemnified prior to the realization of such reductions of Damages).

(g)  An Indemnified Party shall not be entitled under this Agreement to multiple recoveries for the same Damages, including any recovery under the R&W Insurance Policy, and any Liability of an Indemnified Party for indemnification under this Article IX shall be determined without duplication of recovery by reason that the set of facts giving rise to such Liability constitutes a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification.

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(h)  For the avoidance of doubt, (i) nothing herein is intended to, nor shall it have the effect of, limiting or diminishing the Buyer Indemnified Parties’ right to seek or obtain recovery under the R&W Insurance Policy, and (ii) as between Buyer, on the one hand, and the Insurer, on the other hand, none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Article IX shall affect the rights of Buyer under the R&W Insurance Policy, which rights shall be governed solely thereby.

(i)  No claim shall be made for or in respect of Taxes, if any, imposed on any amount paid to any Buyer Indemnified Party under the R&W Insurance Policy.

9.4  Exclusive Remedy. Each party hereby acknowledges and agrees that, from and after the Closing, subject to Section 10.4, its sole and exclusive remedy relating to the Business, the Transactions or the subject matter of this Agreement and the other Transaction Document, including exhibits and schedules attached hereto and thereto, and any agreement, certificate, instrument or other document executed and delivered in connection herewith or therewith (other than claims for or in the nature of Fraud with respect to the representations and warranties in Article III or Article IV or in any certificate or instrument delivered pursuant to this Agreement by the Company on or prior to the Closing Date or by Buyer or Merger Sub, as determined by a final, non-appealable order of a court of competent jurisdiction or by written agreement of the Seller Indemnitors or Buyer, as applicable, provided, however, that any such excluded claim shall be subject to the limitations set forth Section 9.3) shall be pursuant to the indemnification provisions of this Article IX and, in the case of Buyer Indemnified Parties, the R&W Insurance Policy. In furtherance and not in limitation of the foregoing, subject to Section 10.4, each of the parties hereto and the Company Stockholders hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action it may have against each other party or its Affiliates, successors and permitted assigns and each of the foregoing’s respective stockholders, members, partners, directors, managers, officers, employees and agents relating to the Business, the Merger, the other Transactions or the subject matter of this Agreement (other than claims for or in the nature of Fraud with respect to the representations and warranties in Article III or Article IV or in any certificate or instrument delivered pursuant to this Agreement by the Company on or prior to the Closing Date or by Buyer or Merger Sub, as determined by a final, non-appealable order of a court of competent jurisdiction or by written agreement of the Seller Indemnitors or Buyer, as applicable, provided, however, that any such excluded claim shall be subject to the limitations set forth Section 9.3), and agrees not to assert or bring any such right, claim or cause of action. Nothing in this Section 9.4 shall limit (a) any Person’s right to seek and obtain any equitable relief pursuant to Section 10.4, (b) Buyer’s right to recover under the R&W Insurance Policy, or (c) any Person’s right to seek any remedy on account of any claims for or in the nature of Fraud with respect to the representations and warranties in Article III or Article IV or in any certificate or instrument delivered pursuant to this Agreement by the Company on or prior to the Closing Date or by Buyer or Merger Sub.

9.5  Payments; Distribution from Indemnity Escrow Fund.

(a)  Once the amount of Damages is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such period, any unpaid amount shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at the prime rate as published in the Wall Street Journal Table of Money Rates on such date, and such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, with annual compounding. The Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs and expenses actually incurred in connection with the collection of all such amounts.

(b)  Any amounts payable to a Buyer Indemnified Party pursuant to this Article IX shall be satisfied: (i) first, in the case of a R&W Insurance Covered Claim, by recourse to the R&W Insurance Policy, and (ii) thereafter, from the Indemnity Escrow Fund, subject in each case to the terms and conditions of this Agreement.

(c)  On the date that is eighteen (18) months after the Closing Date (or the first Business Day immediately thereafter), Buyer and the Stockholders’ Agent shall jointly instruct the Escrow Agent to pay any amounts remaining in the Indemnity Escrow Fund to the Participating Stockholders in accordance with their respective Pro Rata Portion of such remaining amounts.

9.6  Adjustment to Consideration. All indemnification payments made pursuant to this Agreement shall be deemed to be, and shall be treated by the parties as, adjustments to the Merger Consideration received hereunder by the applicable Participating Stockholder.

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Article X
MISCELLANEOUS

10.1  Further Assurances. Each party hereto shall use its Commercially Reasonable Efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the Transactions. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

10.2  Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered (or, if delivery is refused, upon presentment) by hand or by internationally recognized courier service, or upon receipt by facsimile or e-mail transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to Buyer, Merger Sub or, following the Closing, the Surviving Corporation:

LiveXLive Media, Inc.

269 South Beverly Drive, Suite 1450
Beverly Hills, California

Email:	jerry@livexlive.com
Attention:	Jerome N. Gold,

Chief Financial Officer and Executive Vice President

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California

Facsimile:	(310) 919-2200
Email:	asussman@loeb.com and jhur@loeb.com
Attention:	Allen Z. Sussman and Joon S. Hur

If to the Stockholders’ Agent:

Columbia Capital Equity Partners V (QP), L.P.

c/o Choate, Hall & Stewart LLP
Two International Place

Boston, MA 02110

Facsimile:	(617) 502-5031
Email:	cnelson@choate.com
Attention:	Chris W. Nelson

With a copy (which shall not constitute notice) to:

c/o Choate, Hall & Stewart LLP
Two International Place

Boston, MA 02110

Facsimile:	(617) 502-5031
Email:	cnelson@choate.com
Attention:	Chris W. Nelson

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If, on or prior to the Closing, to the Company:

Slacker, Inc.
16935 W. Bernardo Dr., Suite 101

San Diego, California 92127

Email:	Duncan@slacker.com
Attention:	Duncan Orrell-Jones, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

633 W 5th Street, Suite 1550

Los Angeles, CA 90071

Facsimile:	(866) 974-7329
Email:	kku@wsgr.com and panding@wsgr.com
Attention:	Katherine H. Ku and Patrick Anding

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

10.3  Entire Agreement. This Agreement and the other Transaction Document, including the exhibits and schedules attached hereto and thereto, and any agreement, certificate, instrument or other document executed and delivered in connection herewith or therewith, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersede all other prior understandings and agreements, both oral and written, by or among any party hereto or by any shareholder, member, partner, director, officer, manager, employee, agent, Affiliate or Representative of any party hereto, including the Confidentiality Agreement.

10.4  Specific Performance.

(a)  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Buyer and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Buyer and Merger Sub, on the other hand, shall each be entitled to seek specific performance of the terms hereof (including the obligation of the parties to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity, to the fullest extent permissible pursuant to the terms thereof and to thereafter consummate the Transactions.

(b)  Each party (i) waives any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

10.5  Expenses. Except as otherwise expressly provided in this Agreement (including as provided with respect to Transaction Expenses), whether or not the Transactions are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the Transactions, including the fees and expenses of its own counsel, accountants and other experts (other than the R&W Insurance Premium, the amount of which shall constitute a Transaction Expense for which the Company is solely responsible in the event the Closing occurs).

10.6  No Right of Set-Off. Each party, for itself and for its Affiliates, successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that such party or any of its Affiliates, successors and permitted assigns has or may have with respect to any payment to be made at or prior to the Closing or covenant to be performed at or prior to the Closing by such party pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by such party in connection herewith.

10.7  Amendments. This Agreement may be amended or otherwise modified only by a written instrument duly executed by each of the parties hereto.

10.8  Assignments; No Third Party Rights.

(a)  No party hereto may assign, in whole or in part, any of its rights, interest or obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

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(b)  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein and except that the Company Stockholders are intended third-party beneficiaries of Article II (The Transactions), Article VIII (Termination), Article IX (Indemnification) and Article X (Miscellaneous). Except as and to the extent expressly set forth herein, this Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

10.9  Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as expressly set forth herein, the rights and remedies of the parties hereto are cumulative and not alternative.

10.10   Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable or the economic or legal substance of the Transactions is affected in a manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.11   Governing Law; Jurisdiction; Venue; No Trial by Jury.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of any federal court located in the State of Delaware or any Delaware state court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 10.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such party. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any proceedings against it arising out of or based on this Agreement or the Transactions.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(b).

10.12   Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

10.13   Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

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10.14   Incorporation by Reference. Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

10.15   Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

10.16   Counterparts. This Agreement may be executed (including by facsimile transmission or by e-mail of a .pdf attachment) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery by a signatory of a signature by facsimile or electronic transmission shall constitute execution by such signatory.

10.17   Stockholders’ Agent.

(a)  By approving this Agreement and the Transactions or by executing and delivering a Letter of Transmittal, and by operation of law, each Company Stockholder shall have irrevocably authorized and appointed the Stockholders’ Agent as such Person’s true and lawful agent and attorney-in-fact, with full power of substitution (i) to act in such Person’s name, place and stead with respect to this Agreement and the Escrow Agreement, (ii) to take any and all actions and make any decisions required or permitted to be taken by Stockholders’ Agent pursuant to this Agreement or the Escrow Agreement, (iii) to act on such Person’s behalf in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement, and (iv) to do or refrain from doing all such further acts and things, and execute all such agreements, certificates, instruments or other documents, as the Stockholders’ Agent shall deem necessary or appropriate in connection with the Transactions and the transactions contemplated by the Escrow Agreement, including the power:

(i)  to give and receive notices and communications;

(ii)  authorize delivery to Buyer of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnity Escrow Fund) in satisfaction of any amounts owed to Buyer pursuant to Section 2.16(d) or from the Indemnity Escrow Fund in satisfaction of claims for indemnification made by Buyer pursuant to Article IX;

(iii)  to execute and deliver all ancillary agreements, certificates, instruments and other documents, and to make representations and warranties therein, that the Stockholders’ Agent deems necessary or appropriate in connection with the consummation of the Transactions and the transactions contemplated by the Escrow Agreement;

(iv)  to do or refrain from doing any further act or deed that the Stockholders’ Agent deems necessary or appropriate in the sole discretion of the Stockholders’ Agent relating to the subject matter of this Agreement;

(v)  to negotiate and compromise claims and disputes arising under, or relating to, this Agreement, the other Transaction Document and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith or therewith (including, for clarity, any claim or dispute relating to indemnification obligations), and to sign any releases or other documents in respect of any such claim or dispute;

(vi)  to exercise or refrain from exercising any remedy available to the Company Stockholders under this Agreement, the other Transaction Document and the other agreements, instruments and documents executed in connection herewith or therewith;

(vii)  to retain such counsel, accountants and other professional advisors as the Stockholders’ Agent deems necessary to assist it in its performance of its duties hereunder and to pay all fees and expenses of such counsel and advisors; and

(viii)  to exercise all rights and remedies granted to the Stockholders’ Agent in this Agreement.

(b)  The appointment of the Stockholders’ Agent shall be deemed coupled with an interest and is hereby irrevocable, and Buyer may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Agent on behalf of the Company Stockholders in all matters referred to herein. The Stockholders’ Agent shall act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Stockholders’ Agent reasonably believes to be in the best interest of the Company Stockholders and consistent with their obligations under this Agreement, and shall not waive, amend or otherwise modify this Agreement, waive any condition contained herein, enter into or execute any agreement, certificate, instrument or other document, or do or refrain from doing any other act or deed, that has the effect of adversely and disproportionately impacting any Company Stockholder relative to the other Company Stockholders, in a manner that is inconsistent with the relative rights of such disproportionately impacted Company Stockholder, as the case may be, under this Agreement, without the prior written consent of such Company Stockholder, as applicable. The Stockholders’ Agent shall not be responsible to the Company Stockholders for any loss or damages they may suffer by reason of the performance by the Stockholders’ Agent of the duties of the Stockholders’ Agent under this Agreement, other than loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Stockholders’ Agent. All actions, decisions and instructions of the Stockholders’ Agent taken, made or given pursuant to the authority granted to the Stockholders’ Agent pursuant to this Section 10.17 shall be conclusive and binding upon each Company Stockholder, and no Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same.

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(c)  The provisions of this Section 10.17 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Company Stockholders to the Stockholders’ Agent, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Company Stockholder.

(d)  The Stockholders’ Agent shall not be liable to the Company Stockholders for actions taken pursuant to this Agreement, the Escrow Agreement or any other Transaction Document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved Fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholders’ Agent shall be conclusive evidence of good faith).

(e)  The Participating Stockholders shall, severally and not jointly, in accordance with their respective Pro Rata Portion, indemnify and hold harmless Stockholders’ Agent from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and out of pocket expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholders’ Agent under this Agreement and the Escrow Agreement (the “Agent Losses”), in each case, as such Agent Loss is suffered or incurred; provided, that in the event it is finally adjudicated that an Agent Loss or any portion thereof was primarily caused by the gross negligence, Fraud, intentional misconduct or bad faith of the Stockholders’ Agent, the Stockholders’ Agent shall reimburse the Participating Stockholders the amount of such indemnified Agent Loss attributable to such gross negligence, Fraud, intentional misconduct or bad faith.

(f)  The Agent Losses shall be satisfied: (i) from the Stockholders’ Agent Expense Fund; and (ii) to the extent the amount of the Agent Losses exceeds amounts available to Stockholders’ Agent under clause (i), from the Participating Stockholders, severally and not jointly, in accordance with their respective Pro Rata Portion. As soon as practicable after the date on which the final obligation of Stockholders’ Agent under this Agreement and the Escrow Agreement has been discharged or such other date as Stockholders’ Agent deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholders’ Agent Expense Fund to the Participating Stockholders in accordance with their respective Pro Rata Portion, as set forth in the Escrow Agreement

10.18   Waiver of Conflicts Regarding Representation; Privilege.

(a)  Wilson Sonsini Goodrich & Rosati (“WSGR”) has acted as counsel for the Company in connection with the Transactions and, in that connection, not as counsel for any other Person, including Buyer, Merger Sub, the Company Stockholders (including the Participating Stockholders), the Stockholders’ Agent or any of their respective Affiliates. Only the Company shall be considered the client of WSGR in the Transactions. Notwithstanding the foregoing, if the Participating Stockholders and the Stockholders’ Agent (collectively with the Company, the “Company Parties”) so desire, WSGR shall be permitted, and each of the Company, the Surviving Corporation, the Buyer and each of their respective Affiliates hereby consents to and provides any applicable waivers required for WSGR to represent the Company or any of the Company Parties after the Closing in connection with any matter related to the matters contemplated by this Agreement or any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and WSGR may in connection therewith represent the agents or Affiliates of the Company Parties, in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving Buyer, or any of its agents or Affiliates.

(b)  To the extent that communications prior to the Closing between a Company Party, on the one hand, and WSGR, on the other hand, relate solely to the negotiation, documentation and consummation of the Transactions (and not to the business and operations of the Company generally), such communication shall be deemed to be attorney-client confidences that belong solely to the Stockholders’ Agent, for and on behalf of the Company Parties. Accordingly, neither Buyer nor any of its Affiliates, shall have access to (and Buyer hereby waives, on behalf of itself and its Affiliates, any right of access it may otherwise have with respect to) any such communications or the files or work product of WSGR, to the extent that they relate solely to the negotiation, documentation and consummation of the Transactions (and not to the business and operations of the Company generally), whether or not the Closing occurs. Without limiting the generality of the foregoing, Buyer acknowledges and agrees, for itself and on behalf of its Affiliates, upon and after the Closing: (i) the Stockholders’ Agent, for and on behalf of the other Company Parties, and WSGR shall be the sole holders of the attorney-client privilege with respect to information to the extent relating to the negotiation, documentation and consummation of the Transactions (and not to the business and operations of the Company generally), and neither Buyer nor any of its Affiliates, shall be a holder thereof; (ii) to the extent that files or work product of WSGR that relate to the negotiation, documentation and consummation of the Transactions (and not to the business and operations of the Company generally) constitute property of the client, only the Stockholders’ Agent, for and on behalf of the other Company Parties, shall hold such property rights and have the right to waive or modify such property rights; and (iii) WSGR shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product to Buyer or any of its Affiliates, by reason of any attorney-client relationship between WSGR and the Company to the extent relating to the Transactions; provided, that, to the extent any such communication is both related and unrelated to the Transactions, WSGR shall provide (and the Stockholders’ Agent, for and on behalf of the other Company Parties, shall instruct WSGR to provide) copies of such communications, files or work product to Buyer or its Affiliates (with only that information that relates to the Transactions redacted). Notwithstanding any provision of this Agreement to the contrary, the attorney-client privilege, attorney work product protection and expectation of client confidence involving general business matters of the Company (but not, for the avoidance of doubt, to the extent relating to the negotiation, documentation and consummation of the Transactions) and arising prior to the Closing are for the sole benefit of Buyer and the Company, and the Surviving Corporation shall, from and after the Effective Time, hold and control all such attorney-client privilege, attorney work product protection and expectation of client confidence.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER:

LIVEXLIVE MEDIA, INC.

By:	/s/ Jerome N. Gold
Name: Jerome N. Gold
Title: Executive Vice President and CFO

MERGER SUB:

LXL Music Acquisition Corp.

By:	/s/ Jerome N. Gold
Name: Jerome N. Gold
Title: CFO and Secretary

COMPANY:

SLACKER, INC.

By:	/s/ Duncan Orrell-Jones
Name: Duncan Orrell-Jones
Title: Chief Executive Officer

STOCKHOLDERS’ AGENT:

Columbia Capital Equity Partners V (QP), L.P.

By:	Columbia Capital Equity Partners V, L.P.
its General Partner

By:	Columbia Capital V, LLC
its Manager

By:	/s/ Donald A. Doering
Name: Donald A. Doering
Title: Executive Vice President

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